Pioneer Diversified High Income Trust
Semiannual Report | October 31, 2020
Ticker Symbol: HNW
Beginning in or after April 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the Trust’s shareholder reports like this one will no longer be sent by mail, unless you specifically request paper copies of the reports from the Trust or from your financial intermediary, such as a broker-dealer, bank or insurance company. Instead, the reports will be made available on the Trust’s website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications electronically by contacting your financial intermediary or, if you invest directly with the Trust, by calling 1-800-710-0935.
You may elect to receive all future reports in paper free of charge. If you invest directly with the Trust, you can inform the Trust that you wish to continue receiving paper copies of your shareholder reports by calling 1-800-710-0935. If you invest through a financial intermediary, you can contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. Your election to receive reports in paper will apply to all funds held in your account if you invest through your financial intermediary or all funds held within the Pioneer Fund complex if you invest directly.

visit us: www.amundipioneer.com/us

Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 1

President’s Letter

Dear Shareholders,
The new decade has arrived delivering a calendar year that will go down in the history books. The beginning of 2020 seemed to extend the positive market environment of 2019. Then, March roared in like a lion and the COVID-19 pandemic became a global crisis impacting lives and life as we know it. As the fourth quarter of 2020 got underway, it appeared that the long-anticipated “second wave” of COVID-19 cases was occurring, both in some U.S. states and in Europe. In response, some governments began retightening restrictions on both business and personal activities.
However, as the fourth quarter continued, we began to read some encouraging news on the vaccine front, as multiple pharmaceutical companies announced successful clinical trials for their COVID-19 vaccinations and applied for emergency-use approval for the drugs with the Food and Drug Administration. Government officials followed up on the positive news by announcing that deployment of at least one of the vaccines to frontline workers could begin even before the end of this calendar year, with the potential for widespread distribution by mid-2021.
While there may finally be a light visible at the end of the pandemic tunnel as 2020 comes to a close, the long-term impact on the global economy from COVID-19, while currently unknown, is likely to be considerable. It is clear that several industries have already felt greater effects than others, and the markets, which do not thrive on uncertainty, have been volatile, delivering significantly negative performance in the first quarter, and then recovering most of those losses throughout the following quarters. Despite the rebound, volatility has remained elevated, with momentum rising and falling on seemingly every bit of positive or negative news about the virus, from vaccines to spikes in the number of cases as well as rising hospitalization rates in some areas. In addition, the U.S. Presidential Election was in high gear as we entered the fourth quarter. This election contributed to the market volatility as investors pondered the possible outcomes and their potential effects on the economic outlook.
With the advent of COVID-19 last winter, we implemented our business continuity plan according to the new COVID-19 guidelines, and most of our employees have been working remotely since March. To date, our operating environment has faced no interruption. I am proud of the careful planning that has taken place and confident we can maintain this environment for as long as is prudent. History in the making for a company that first opened its doors way back in 1928.
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Since 1928, Amundi’s investment process has been built on a foundation of fundamental research and active management, principles which have guided our investment decisions for more than 90 years. We believe active management – that is, making active investment decisions – can help mitigate the risks during periods of market volatility. As 2020 has reminded us, investment risk can arise from a number of factors in today’s global economy, including slower or stagnating growth, changing U.S. Federal Reserve policy, oil price shocks, political and geopolitical factors and, unfortunately, major public health concerns such as a viral pandemic.
At Amundi, active management begins with our own fundamental, bottom-up research process. Our team of dedicated research analysts and portfolio managers analyzes each security under consideration, communicating directly with the management teams of the companies issuing the securities and working together to identify those securities that best meet our investment criteria for our family of funds. Our risk management approach begins with each and every security, as we strive to carefully understand the potential opportunity, while considering any and all risk factors.
Today, as investors, we have many options. It is our view that active management can serve shareholders well, not only when markets are thriving, but also during periods of market stress.
As you consider your long-term investment goals, we encourage you to work with your financial professional to develop an investment plan that paves the way for you to pursue both your short-term and long-term goals.
We remain confident that the current crisis, like others in human history, will pass, and we greatly appreciate the trust you have placed in us and look forward to continuing to serve you in the future.
Sincerely,
Lisa M. Jones
Head of the Americas, President and CEO of U.S.
Amundi Pioneer Asset Management USA, Inc.
December 18, 2020
Any information in this shareowner report regarding market or economic trends or the factors influencing the Trust’s historical or future performance are statements of opinion as of the date of this report. Past performance is no guarantee of future results.
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Portfolio Management Discussion | 10/31/20
In the following interview, Andrew Feltus, Jonathan Sharkey, Chin Liu, and Lawrence Zeno discuss the factors that affected the performance of Pioneer Diversified High Income Trust during the six-month period ended October 31, 2020. Mr. Feltus, Managing Director, Co-Director of High Yield, and a portfolio manager at Amundi Pioneer Asset Management, Inc. (Amundi)*, Mr. Sharkey, a senior vice president and a portfolio manager at Amundi, Mr. Liu, Managing Director, Director of Insurance-Linked Securities (ILS) and Quantitative Research, and a portfolio manager at Amundi, and Mr. Zeno, a vice president and a portfolio manager at Amundi, are responsible for the day-to-day management of the Trust.
Q How did the Trust perform during the six-month period ended October 31, 2020?
A Pioneer Diversified High Income Trust returned 18.80% at net asset value (NAV) and 18.46% at market price during the six-month period ended October 31, 2020. During the same six-month period, the Trust’s composite benchmark returned 11.04% at NAV. The Trust’s composite benchmark is based on equal weights of the ICE Bank of America (ICE BofA) Global High Yield and Crossover Country Corporate and Government (GHY/CCC & G) Index and the Standard & Poor’s/Loan Syndications & Trading Association (S&P/LSTA) Leveraged Loan Index.
Individually, during the six-month period ended October 31, 2020, the ICE BofA GHY/CCC & G Index returned 12.52%, and the S&P/LSTA Leveraged Loan Index returned 9.54%. Unlike the Trust, the composite benchmark and its component indices do not use leverage. While the use of leverage increases investment opportunity, it also increases investment risk.
During the same period, the average return at NAV of the 48 closed end funds in Morningstar’s High Yield Closed End Bond Funds Category (which may or may not be leveraged) was 14.18%, while the average return at market price in the same closed-end funds Morningstar category was 15.21%. Meanwhile, the average return at NAV of the 57 closed end funds in Morningstar’s Bank Loan Closed End Funds Category (which may or may not be leveraged) was 11.83%, while the average return at market price in the same closed-end funds Morningstar category was 13.89%.
*  See Notes to Financial Statements Note 9.
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The shares of the Trust were selling at a 13.0% discount to NAV at the end of the period on October 31, 2020. Comparatively, the shares of the Trust were selling at a 12.8% discount to NAV on April 30, 2020.
As of October 31, 2020, the 30-day SEC yield of the Trust’s shares was 8.20%**.
Q How would you describe the investment environment in the global fixed-income markets during the six-month period ended October 31, 2020?
A The extraordinary support from monetary and fiscal policy makers in response to the COVID-19 pandemic was met with enthusiasm by investors during the six-month period, as many market participants sought to put money to work at wider spreads and lower prices, estimating that the available levels of compensation were sufficient to take on the increased risk. (Credit spreads are commonly defined as the differences in yield between Treasuries and other types of fixed-income securities with similar maturities). The size and speed of the response to the COVID-19 situation from the Federal Reserve System (Fed) and the U.S. government fueled this rally.
As the six-month period progressed, investors became increasingly optimistic that steps taken toward re-opening most of the economy could support something resembling a “V-shaped” recovery (a swift and sharp rise). The result was a resurgence in risk appetites that allowed credit-sensitive areas of the bond market to recover earlier losses, even as rising numbers of COVID-19 cases in several U.S. states raised concerns.
For the six-month period ended October 31, 2020, the yield on the benchmark 10-year Treasury note rose modestly, from 0.64% to 0.88%. Returns for high-yield corporate and emerging markets bonds were in double-digit positive territory for the period, driven by the improvement in investor sentiment for riskier assets in the wake of substantial support from policymakers. Returns for floating rate bank loans were also strong for the period, despite the prospect of low short-term interest rates for the foreseeable future.
Q What factors affected the Trust’s performance relative to its benchmark during the six-month period ended October 31, 2020?
A In broad terms, the Trust carried leveraged exposure to the high-yield market during the period, which helped lead to outperformance of the benchmark, as the high-yield segment posted strong positive
** The 30-day SEC yield is a standardized formula that is based on the hypothetical annualized earning power (investment income only) of the Trust’s portfolio securities during the period indicated.
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performance over the six-month period. In addition, we had weighted the Trust’s portfolio holdings in favor of cyclical and consumer-oriented sectors. While the positioning had a negative effect on performance in the immediate wake of the COVID-19 crisis, it benefited relative returns for the full six-month period as the market for riskier assets rebounded significantly in the second quarter of 2020.
In terms of individual holdings, leading positive contributors to the Trust’s benchmark-relative performance included an overweight to the debt of Scientific Games, a provider of gambling and lottery products and services. While the pandemic-related shutdowns weighed heavily on investors’ sentiment with respect to Scientific Games, the bond price recovered strongly as gaming activity began to resume in May. Surgery Center Holdings was another standout position in the Trust’s portfolio over the six-month period. The company’s debt was downgraded in late-March, as the vast majority of elective procedures were put on hold as part of the overall strategy to help the medical community fight the COVID-19 outbreak. However, Surgery Center Holdings, which is an ambulatory (or “day”) surgery center operator, was able to shift some of its centers to focusing on COVID-19 treatment, and so the company was in a position to benefit when lockdowns eased and elective procedures resumed. The portfolio’s exposure to the longer-maturity debt of property-and-casualty insurer Liberty Mutual also supported the Trust’s relative performance. While an investment-grade issuer, Liberty Mutual has carried credit ratings below those of its industry peers. While the “risk-off” trade as pandemic concerns mounted last spring weighed on the company’s debt, the bond price eventually rebounded, aided by the strong support shown for the credit markets by government policymakers. Finally, arts and crafts retailer Michaels Stores was a notable positive contributor to the Trust’s benchmark-relative performance for the six-month period. While our general outlook on the broad retail segment is somewhat soft, Michaels Stores’ relatively sound capital structure and leading market position helped spur a rebound in the bond price as the market’s appetite for risk improved over the course of the six-month period.
During the six-month period, we reduced the Trust’s exposure to bank loans, given the persistent decline in the target range of the federal funds rate (now residing at near zero), which was part of the Fed's stimulus efforts in response to the economic damage and market turmoil created by the COVID-19 crisis. Bank loans provided strong returns, roughly in line with the performance of high-yield bonds over the six-month period.
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Loans showed positive performance each month during the period, but at a decreasing rate. Given the risk-on tone within the loan market during the period, the performance of the portfolio’s holdings outpaced the broader loan market. With regard to notable individual loan positions that contributed positively to the Trust’s relative returns, within energy, the loans of Traverse Midstream benefited from the execution of a strong, long-term “take or pay” contract. The performance of Traverse only partially offset the less favorable results generated by other energy holdings that remained under pressure during the period. Investor sentiment with respect to the loans of truck-and-marine chassis manufacturer Drive Chassis improved along with the recovery in inter-modal freight shipping during the six-month period, and the position benefited the Trust’s performance.
The Trust’s holdings of securitized assets, primarily comprised of commercial mortgage-backed securities (CMBS), provided strong positive returns for the six-month period, benefiting from the recovery in the securitized sectors since they hit their low points last spring. The portfolio’s CMBS allocation, in general, has been distributed evenly among Conduit (diverse, fixed-rate pools), Single Asset/Single Borrower (SA/SB), and Freddie Mac issued non-guaranteed deals. The securitized market had become even more dislocated than the credit markets during the worst of the COVID-19-induced sell-off last March. The concentration of levered borrowers in the non-investment-grade spectrum of the securitized market caused severe price dislocations as levered funds sold those assets to meet margin calls. That activity, in turn, set new and lower price levels for the bottom of capital structure in many of the securitized sub-sectors and created what we viewed as solid buying opportunities. The hotel and retail property types in CMBS had been particularly hard hit. The Trust’s exposure to the hotel sector has been mostly in limited-service hotels in non-urban locales, areas that have improved more quickly than have their urban counterparts. During the six-month period, we increased the Trust’s exposure to the securitized sectors as prices continued to firm from their March lows.
The Trust’s investments in insurance-linked securities (ILS) delivered positive returns during the six-month period, although performance for the category lagged that of more credit-sensitive sectors. The ILS portion of the portfolio held up extremely well during March, and so there was less room for a rebound in prices. As would be expected, the main factors affecting the performance of ILS during the period were occurrences of large-scale disasters, rather than either interest-rate movements or investors’ attitude toward riskier assets. The reinsurance industry has
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observed steady rate improvement due to high-loss activities over the last few years. While certain events, including an active Atlantic hurricane season and California wildfires affected the industry, premiums more than offset the losses. We have continued to view the portfolio’s exposure to ILS as helping to bolster the income and risk-reward profile of the Trust over the long-term.
While the Trust solidly outperformed its benchmark during the six-month period, there were some investments and strategies that detracted from benchmark-relative performance. One modest performance detractor during the six-month period was security selection within the struggling energy sector. In particular, the portfolio’s exposure to Chesapeake Energy weighed on relative performance, as the shale-based exploration & production (E&P) firm filed for Chapter 11 bankruptcy protection from its creditors, against the backdrop of weak demand for oil and natural gas. In addition, the debt of offshore drilling contractor Transocean detracted from the Trust’s relative results, as investor sentiment towards the company turned sharply negative, given the general pullback in capital spending throughout the energy sector as oil demand faltered. Also within energy, as we noted earlier, the portfolio had some loan positions that came under pressure and struggled during the period, including Summit Midstream and Encino.
Outside of energy, individual portfolio positions that detracted from the Trust’s relative performance included Diamond Sports, a regional sports network spun out into Sinclair Broadcasting Group in order to facilitate Disney’s acquisition of 21st Century Fox, and bed manufacturer Serta Simmons. Diamond in particular saw the outlook for its debt deteriorate with the absence of sports-related content resulting from COVID-19 containment measures. The company received a boost when professional sports leagues resumed play during the third quarter of 2020, but the owners have pushed for a bond swap in order to reduce Diamond’s debt load, which has acted to suppress investors’ enthusiasm for the extant bonds. (The Trust had no exposure to Sinclair, Disney, or 21st Century Fox as of October 31, 2020.) Finally, the portfolio’s holdings within health care, a sector that had held up relatively well during the March market sell-off, underperformed over the six-month period as riskier, COVID-19-impacted sectors saw a greater rebound as the lockdowns began to alleviate.
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Q How did the level of leverage in the Trust change over the six-month period ended October 31, 2020?
A The Trust employs leverage through a credit agreement.
As of October 31, 2020, 30.8% of the Trust’s total managed assets were financed by leverage (or borrowed funds), compared with 30.0% of the Trust’s total managed assets financed by leverage at the start of the six-month period on May 1, 2020. During the six-month period, the Trust increased the absolute amount of funds borrowed by a total of $8 million, to $53 million as of October 31, 2020, in an effort to provide support for the Trust's dividend***. The percentage of the Trust’s managed assets financed by leverage increased during the period due to the increase in the amount of funds borrowed by the Trust.
Q Did the Trust’s distributions*** to shareholders change during the six-month period ended October 31, 2020?
A Yes, an increase in the Trust’s dividend from 9.5 cents per share to 10.25 cents per share was announced on August 4, 2020, to be paid August 31, 2020.
Q Did the Trust have any exposure to derivative securities during the six-month period ended October 31, 2020? If so, did the derivatives have a notable effect on performance?
A We invested in forward foreign currency contracts during the period to help manage the risk of the portfolio’s exposures to foreign currencies. The contracts had a small positive effect on the Trust’s benchmark-relative results, given the decline in the euro relative to the U.S. dollar over the six-month period.
Q What is your investment outlook?
A Domestic economic activity rebounded by an estimated 38% (annualized) during the third quarter, recovering more than 75% of the output drawdown recorded during the first half of 2020. While the U.S. economic growth rate may slow from that pace in the fourth quarter, we believe economic activity could continue to expand. History has typically shown that expansions have tended to be self-sustaining, unless derailed by an exogenous shock. While another injection of fiscal stimulus from the government could accelerate economic activity, we anticipate that growth may continue even without additional help, as personal savings balances
*** Distributions/dividends are not guaranteed.
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have remained above historical norms. In addition, accommodative financial conditions seem unlikely to be reversed by tighter monetary policy for the foreseeable future. Although a continued increase in COVID-19 infections seems likely to occur during the winter months, we do not expect that sustained, widespread lockdowns will be necessary, given improved treatment methods. Of course, potential shutdowns could have a negative effect on economic growth in the short term, and create market volatility, but it is our expectation – given the initial trial successes of several possible vaccines for the virus – that the medium-term outlook is for positive growth.
We appreciate the near-term risks of U.S. political uncertainty, a seasonal increase in COVID-19 infections, and any unexpected delays in approving and distributing a vaccine or vaccines. At the same time, we have framed those risks against asset spreads that generally reside above their levels at the beginning of 2020, which we believe leaves room for future spread tightening.
With high-yield corporate spreads above their long-term average, we believe investors have been receiving fair compensation for taking on added credit risk. While default rates could remain elevated over the near term, any improvement as we enter 2021 could support further spread tightening. In the meantime, we believe the below-investment-grade market may continue to benefit from investors’ search for better yields.
In response to the new economic environment, we have categorized all of the portfolio’s holdings based on their relative exposure to the COVID-19 crisis. Sectors we view as “unimpaired” are those that have experienced minimal negative effects from the crisis, such as food and drug retailers. The “wounded” category includes companies that have experienced temporary disruptions due to COVID-19, but that we believe have good long-term business models, such as ambulatory surgery centers. In the “impaired” category are sectors where we expect to see lasting negative effects caused by the pandemic, such as movie theaters.
In general, we have found that the market has priced bonds in the “unimpaired” space efficiently, and so those securities do not offer exceptional opportunities, in our opinion. On the other hand, we believe bonds in the “wounded category” have continued to offer attractive values even after the rally we have seen, but we need to make sure that the issuers of the debt have strong enough balance sheets to survive once the COVID-19 situation has largely abated, whenever that may occur.
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Please refer to the Schedule of Investments on pages 17–45 for a full listing of Trust securities.
All investments are subject to risk, including the possible loss of principal. In the past several years, financial markets have experienced increased volatility and heightened uncertainty. The market prices of securities may go up or down, sometimes rapidly or unpredictably, due to general market conditions, such as real or perceived adverse economic, political, or regulatory conditions, recessions, inflation, changes in interest or currency rates, lack of liquidity in the bond markets, the spread of infectious illness or other public health issues or adverse investor sentiment. These conditions may continue, recur, worsen or spread.
Investments in high-yield or lower-rated securities are subject to greater-than-average risk. The Trust may invest in securities of issuers that are in default or that are in bankruptcy.
Investing in foreign and/or emerging markets securities involves risks relating to interest rates, currency exchange rates, economic, and political conditions.
When interest rates rise, the prices of debt securities held by the Trust will generally fall. Conversely, when interest rates fall the prices of debt securities held by the Trust generally will rise. Investments held by the Trust are subject to possible loss due to the financial failure of the issuers of the underlying securities and the issuers’ inability to meet their debt obligations.
The Trust may invest a significant amount of its total assets in illiquid securities. Illiquid securities may be difficult to dispose of at a price reflective of their value at the times when the Trust believes it is desirable to do so and the market price of illiquid securities is generally more volatile than that of more liquid securities. Illiquid securities also are more difficult to value, and investment of the Trust’s assets in illiquid securities may restrict the Trust’s ability to take advantage of market opportunities.
The Trust is authorized to borrow from banks and issue debt securities, which are forms of leverage. Leverage creates significant risks, including the risk that the Trust’s incremental income or capital appreciation for investments purchased with the proceeds of leverage will not be sufficient to cover the cost of the leverage, which may adversely affect the return for shareholders.
The Trust is required to maintain certain regulatory and other asset coverage requirements in connection with the use of leverage. In order to maintain required asset coverage levels, the Trust may be required to reduce the amount of leverage employed, alter the composition of the Trust’s investment portfolio or take other actions at what might be inopportune times in the market. Such actions could reduce the net earnings or returns to shareowners over time, which is likely to result in a decrease in the market value of the Trust’s shares.
Certain securities in which the Trust invests, including floating rate loans, once sold, may not settle for an extended period (for example, several weeks or even longer). The Trust will not receive its sale proceeds until that time, which may constrain the Trust’s ability to meet its obligations.
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The Trust may invest in insurance-linked securities. The return of principal and the right to additional payments from investments in insurance-linked securities are contingent on the non-occurrence of a predefined “trigger” event that leads to physical or economic loss, such as a hurricane or an aerospace catastrophe.
These risks may increase share price volatility.
Any information in this shareholder report regarding market or economic trends or the factors influencing the Trust’s historical or future performance are statements of opinion as of the date of this report. Past performance is no guarantee of future results.
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Portfolio Summary | 10/31/20

10 Largest Holdings

(As a percentage of total investments)*

1.	Liberty Mutual Insurance Co., 7.697%, 10/15/97 (144A)	4.17%
2.	Hercules LLC, 6.5%, 6/30/29	1.13
3.	Prime Security Services Borrower LLC/Prime Finance, Inc., 6.25%, 1/15/28 (144A)	1.10
4.	MDC Partners, Inc., 6.5%, 5/1/24 (144A)	1.00
5.	Garda World Security Corp., 9.5%, 11/1/27 (144A)	0.95
6.	Scientific Games International, Inc., 8.25%, 3/15/26 (144A)	0.95
7.	BNP Paribas SA, 6.625% (5 Year USD Swap Rate + 415 bps) (144A)	0.91
8.	eDreams ODIGEO SA, 5.5%, 9/1/23 (144A)	0.91
9.	Indigo Natural Resources LLC, 6.875%, 2/15/26 (144A)	0.88
10.	Uniti Group LP/Uniti Group Finance, Inc./CSL Capital LLC, 6.0%, 4/15/23 (144A)	0.84

*  Excludes temporary cash investments and all derivative contracts except for options purchased. The Trust is actively managed, and current holdings may be different. The holdings listed should not be considered recommendations to buy or sell any securities.
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Prices and Distributions | 10/31/20

Market Value per Share^

	10/31/20	4/30/20
Market Value	$12.43	$10.99
Discount	(13.0)%	(12.8)%

Net Asset Value per Share^

	10/31/20	4/30/20
Net Asset Value	$14.28	$12.60

Distributions per Share:

	Net
	Investment	Short-Term	Long-Term
	Income	Capital Gains	Capital Gains
5/1/20 – 10/31/20	$0.5925	$ —	$ —

Yields

	10/31/20	4/30/20
30-Day SEC Yield	8.20%	13.21%

The data shown above represents past performance, which is no guarantee of future results.
^  Net asset value and market value are published in Barron’s on Saturday, The Wall Street Journal on Monday and The New York Times on Monday and Saturday. Net asset value and market value are published daily on the Trust’s website at www.amundipioneer.com/us.
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Performance Update | 10/31/20
Investment Returns

The mountain chart below shows the change in market value, plus reinvested dividends and distributions, of a $10,000 investment made in shares of Pioneer Diversified High Income Trust during the periods shown, compared to that of the composite (50%/50%) ICE BofA Global High Yield & Crossover Country Corporate & Government Index (GHY/CCC & G) Index and S&P/LSTA Leveraged Loan Index benchmark, and the two indices that comprise the composite benchmark.
Average Annual Total Returns
(As of October 31, 2020)

			50% BofA
			Global High
			Yield/CCC&G
			Index/50%		ICE BofA
	Net Asset		S&P/LSTA	S&P/LSTA	Global
	Value	Market	Leveraged	Leveraged	High Yield/
Period	(NAV)	Price	Loan Index	Loan Index	CCC&G Index
10 years	5.86%	4.31%	4.77%	4.12%	5.37%
5 years	5.18	4.50	4.87	4.09	5.60
1 year	-2.08	-7.97	2.25	1.72	2.74

Call 1-800-710-0935 or visit www.amundipioneer.com/us for the most recent month-end performance results. Current performance may be lower or higher than the performance data quoted.
Performance data shown represents past performance. Past performance is no guarantee of future results. Investment return and market price will fluctuate, and your shares may trade below NAV due to such factors as interest rate changes and the perceived credit quality of borrowers.
(Please see the following page for additional performance and expense disclosure.)
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Total investment return does not reflect broker sales charges or commissions. All performance is for common shares of the Trust.
Shares of closed-end funds, unlike open-end funds, are not continuously offered. There is a one-time public offering and, once issued, shares of closed-end funds are bought and sold in the open market through a stock exchange and frequently trade at prices lower than their NAV. NAV per share is total assets less total liabilities, which include preferred shares or borrowings, as applicable, divided by the number of common shares outstanding.
When NAV is lower than market price, dividends are assumed to be reinvested at the greater of NAV or 95% of the market price. When NAV is higher, dividends are assumed to be reinvested at prices obtained through open-market purchases under the Trust’s dividend reinvestment plan.
The performance table and graph do not reflect the deduction of fees and taxes that a shareowner would pay on Trust distributions or the sale of Trust shares. Had these fees and taxes been reflected, performance would have been lower.
The ICE BofA GHY/CCC & G Index is an unmanaged index that tracks the performance of the below-and border-line investment-grade global debt markets denominated in the major developed market currencies. The Index includes sovereign issuers rated BBB1 and lower along with corporate issues rated BB1 and lower. There are no restrictions on issuer country of domicile. The S&P/LSTA Leveraged Loan Index provides broad and comprehensive total return metrics of the U.S. universe of syndicated term loans.
Index returns are calculated monthly, assume reinvestment of dividends and, unlike Trust returns, do not reflect any fees, expenses or sales charges. The indices do not use leverage. It is not possible to invest directly in an index.
Please refer to the financial highlights for a more current total return ratio.
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Schedule of Investments | 10/31/20 (unaudited)

Shares		Value
UNAFFILIATED ISSUERS — 142.1%
COMMON STOCKS — 0.1% of Net Assets
Auto Components — 0.0%†
208	Lear Corp.	$ 25,128
	Total Auto Components	$ 25,128
Household Durables — 0.0%†
89,094(a)	Desarrolladora Homex SAB de CV	$ 189
	Total Household Durables	$ 189
Oil, Gas & Consumable Fuels — 0.1%
6	Amplify Energy Corp.	$ 4
17,883^(a)	PetroQuest Energy, Inc.	9,836
7,158(a)	Whiting Petroleum Corp.	104,507
	Total Oil, Gas & Consumable Fuels	$ 114,347
Specialty Retail — 0.0%†
42,088+^(a)	Targus Cayman SubCo., Ltd.	$ 55,556
	Total Specialty Retail	$ 55,556
TOTAL COMMON STOCKS
	(Cost $632,131)	$ 195,220
PREFERRED STOCKS — 1.4% of Net Assets
Banks — 0.9%
40,675(b)	GMAC Capital Trust I, 6.065% (3 Month USD LIBOR +
	579 bps), 2/15/40	$ 1,046,974
	Total Banks	$ 1,046,974
Diversified Financial Services — 0.4%
500(b)(c)	Compeer Financial ACA, 6.75% (3 Month USD
	LIBOR + 458 bps) (144A)	$ 525,000
	Total Diversified Financial Services	$ 525,000
Internet — 0.1%
59,182(a)	MYT Holding LLC, 10.0%, 6/6/29	$ 57,111
	Total Internet	$ 57,111
TOTAL PREFERRED STOCKS
	(Cost $1,542,040)	$ 1,629,085

Principal
Amount
USD ($)
ASSET BACKED SECURITIES — 2.2%
of Net Assets
1,000,000(d)	AIG CLO, Ltd., Series 2019-2A, Class E, 7.465% (3 Month
	USD LIBOR + 725 bps), 10/25/32 (144A)	$ 938,442
250,000(d)	Apidos CLO XXXIII, Series 2020-33A, Class D, 4.593%
	(3 Month USD LIBOR + 432 bps), 7/24/31 (144A)	250,533

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 17

Schedule of Investments | 10/31/20
(unaudited) (continued)

Principal
Amount
USD ($)		Value
	ASSET BACKED SECURITIES — (continued)
250,000(d)	Ballyrock CLO, Ltd., Series 2020-1A, Class C, 4.788%
	(3 Month USD LIBOR + 450 bps), 7/20/30 (144A)	$ 249,401
500,000(d)	Goldentree Loan Management US CLO 2, Ltd.,
	Series 2017-2A, Class E, 4.918% (3 Month USD LIBOR +
	470 bps), 11/28/30 (144A)	418,400
500,000(d)	Neuberger Berman Loan Advisers CLO 37, Ltd., Series
	2020-37A, Class E, 7.268% (3 Month USD LIBOR +
	705 bps), 7/20/31 (144A)	483,730
250,000(d)	OCP CLO, Ltd., Series 2020-19A, Class D, 4.79%
	(3 Month USD LIBOR + 447 bps), 7/20/31 (144A)	246,422
	TOTAL ASSET BACKED SECURITIES
	(Cost $2,718,820)	$ 2,586,928
	COLLATERALIZED MORTGAGE OBLIGATIONS —
	0.5% of Net Assets
330,000(d)	Freddie Mac Stacr Trust, Series 2019-HQA1, Class B2,
	12.399% (1 Month USD LIBOR + 1,225 bps),
	2/25/49 (144A)	$ 318,524
250,000(d)	Freddie Mac Stacr Trust, Series 2019-HQA2, Class B2,
	11.399% (1 Month USD LIBOR + 1,125 bps),
	4/25/49 (144A)	234,471
25,463	Global Mortgage Securitization, Ltd., Series 2004-A,
	Class B1, 5.25%, 11/25/32 (144A)	15,038
	TOTAL COLLATERALIZED MORTGAGE OBLIGATIONS
	(Cost $604,660)	$ 568,033
	COMMERCIAL MORTGAGE-BACKED SECURITIES —
	9.5% of Net Assets
1,000,000(b)	Benchmark Mortgage Trust, Series 2020-B18, Class
	AGNG, 4.388%, 7/15/53 (144A)	$ 938,302
250,000(b)	COMM Mortgage Trust, Series 2020-CBM, Class F,
	3.633%, 2/10/37 (144A)	202,971
955,688(b)	FREMF Mortgage Trust, Series 2019-KJ24, Class B,
	7.6%, 10/25/27 (144A)	799,082
1,000,000(d)	FREMF Mortgage Trust, Series 2019-KS12, Class C,
	7.056% (1 Month USD LIBOR + 690 bps), 8/25/29	672,500
749,705(d)	FREMF Mortgage Trust, Series 2020-KF74, Class C,
	6.378% (1 Month USD LIBOR + 623 bps), 1/25/27 (144A)	722,068
1,000,000(d)	FREMF Mortgage Trust, Series 2020-KF83, Class C,
	9.148% (1 Month USD LIBOR + 900 bps), 7/25/30 (144A)	1,018,635
8,600,000(b)	FRESB Mortgage Trust, Series 2020-SB79, Class X1,
	1.236%, 7/25/40	730,284
750,000(d)	GS Mortgage Securities Corp. Trust, Series 2020-DUNE,
	Class G, 4.148% (1 Month USD LIBOR +
	400 bps), 12/15/36 (144A)	611,715
500,000(b)	JP Morgan Chase Commercial Mortgage Securities
	Trust, Series 2013-LC11, Class D, 4.167%, 4/15/46	342,473

The accompanying notes are an integral part of these financial statements.
18 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Principal
Amount
USD ($)		Value
COMMERCIAL MORTGAGE-BACKED SECURITIES — (continued)
20,000(b)	JP Morgan Chase Commercial Mortgage Securities
	Trust, Series 2015-JP1, Class C, 4.713%, 1/15/49	$ 20,032
723,994	L1C 3/8L1 LLC, Series 2019-1, Class B, 8.5%,
	11/1/22 (144A)	698,415
230,792(b)	Morgan Stanley Capital I Trust, Series 2007-T25,
	Class AJ, 5.574%, 11/12/49	184,634
750,000(d)	Morgan Stanley Capital I Trust, Series 2019-BPR,
Class D, 4.148% (1 Month USD LIBOR +
	400 bps), 5/15/36 (144A)	593,298
750,000(d)	Multifamily Connecticut Avenue Securities Trust, Series
2020-1, Class M10, 3.899% (1 Month USD LIBOR
	+ 375 bps), 3/25/50 (144A)	710,425
900,000(b)	Natixis Commercial Mortgage Securities Trust, Series
	2019-FAME, Class E, 4.398%, 8/15/36 (144A)	721,619
500,000	Palisades Center Trust, Series 2016-PLSD, Class A,
	2.713%, 4/13/33 (144A)	395,000
497,171(b)	Velocity Commercial Capital Loan Trust, Series 2020-1,
	Class M6, 5.69%, 2/25/50 (144A)	364,086
1,100,000	Wells Fargo Commercial Mortgage Trust, Series
	2015-C28, Class E, 3.0%, 5/15/48 (144A)	610,396
1,660,500(b)	Wells Fargo Commercial Mortgage Trust, Series
	2015-C31, Class E, 4.604%, 11/15/48 (144A)	958,327
TOTAL COMMERCIAL MORTGAGE-BACKED SECURITIES
	(Cost $13,005,561)	$ 11,294,262
CONVERTIBLE CORPORATE BONDS — 2.3%
of Net Assets
Airlines — 0.4%
313,000	Southwest Airlines Co., 1.25%, 5/1/25	$ 420,985
	Total Airlines	$ 420,985
Banks — 0.0%†
IDR 812,959,000+^	PT Bakrie & Brothers Tbk, 0.0%, 12/22/22	$ 2,779
	Total Banks	$ 2,779
Chemicals — 1.6%
1,900,000(e)	Hercules LLC, 6.5%, 6/30/29	$ 1,907,125
	Total Chemicals	$ 1,907,125
Leisure Time — 0.2%
230,000	Royal Caribbean Cruises, Ltd., 4.25%, 6/15/23 (144A)	$ 238,268
	Total Leisure Time	$ 238,268
Pharmaceuticals — 0.1%
300,000	Tricida, Inc., 3.5%, 5/15/27 (144A)	$ 128,027
	Total Pharmaceuticals	$ 128,027
TOTAL CONVERTIBLE CORPORATE BONDS
	(Cost $2,149,375)	$ 2,697,184

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 19

Schedule of Investments | 10/31/20
(unaudited) (continued)

Principal
Amount
USD ($)			Value
		CORPORATE BONDS — 95.2% of Net Assets
		Advertising — 1.7%
	200,000	Clear Channel International BV, 6.625%, 8/1/25 (144A)	$ 203,000
	160,000	Lamar Media Corp., 4.875%, 1/15/29	166,400
	1,768,000	MDC Partners, Inc., 6.5%, 5/1/24 (144A)	1,691,658
		Total Advertising	$ 2,061,058
		Aerospace & Defense — 0.4%
	280,000	Howmet Aerospace, Inc., 6.875%, 5/1/25	$ 311,500
	125,000	Triumph Group, Inc., 8.875%, 6/1/24 (144A)	132,694
		Total Aerospace & Defense	$ 444,194
		Agriculture — 0.7%
	815,000	Kernel Holding SA, 6.5%, 10/17/24 (144A)	$ 818,260
		Total Agriculture	$ 818,260
		Airlines — 1.7%
	480,000	Aerovias de Mexico SA de CV, 7.0%, 2/5/25 (144A)	$ 114,000
	700,000	Delta Air Lines, Inc., 3.75%, 10/28/29	584,922
	155,000	Delta Air Lines, Inc., 7.375%, 1/15/26	160,425
	645,000	Mileage Plus Holdings LLC/Mileage Plus Intellectual
		Property Assets, Ltd., 6.5%, 6/20/27 (144A)	671,606
EUR	700,000	Transportes Aereos Portugueses SA, 5.625%,
		12/2/24 (144A)	464,641
		Total Airlines	$ 1,995,594
		Auto Manufacturers — 1.5%
	1,095,000	JB Poindexter & Co., Inc., 7.125%, 4/15/26 (144A)	$ 1,163,777
	550,000	Navistar International Corp., 9.5%, 5/1/25 (144A)	609,469
		Total Auto Manufacturers	$ 1,773,246
		Auto Parts & Equipment — 1.2%
	785,000	Dealer Tire LLC/DT Issuer LLC, 8.0%, 2/1/28 (144A)	$ 802,662
	555,000	Goodyear Tire & Rubber Co., 9.5%, 5/31/25	610,611
		Total Auto Parts & Equipment	$ 1,413,273
		Banks — 6.1%
	200,000	Access Bank Plc, 10.5%, 10/19/21 (144A)	$ 207,040
	300,000(b)	Banco de Galicia y Buenos Aires SAU, 8.25% (5 Year
		CMT Index + 716 bps), 7/19/26 (144A)	256,500
	685,000(b)(c)	Banco Mercantil del Norte SA, 8.375% (5 Year CMT
		Index + 776 bps) (144A)	726,963
	650,000(b)(c)	Barclays Plc, 7.75% (5 Year USD Swap Rate + 484 bps)	670,195
	1,453,000(b)(c)	BNP Paribas SA, 6.625% (5 Year USD Swap Rate +
		415 bps) (144A)	1,541,560
	397,000	Freedom Mortgage Corp., 8.125%, 11/15/24 (144A)	399,978
	1,165,000	Freedom Mortgage Corp., 8.25%, 4/15/25 (144A)	1,177,349
	350,000(b)(c)	ING Groep NV, 6.5% (5 Year USD Swap Rate + 445 bps)	371,875

The accompanying notes are an integral part of these financial statements.
20 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Principal
Amount
USD ($)		Value
	Banks — (continued)
225,000(b)(c)	Intesa Sanpaolo S.p.A., 7.7% (5 Year USD Swap Rate +
	546 bps) (144A)	$ 237,375
250,000(b)(c)	Natwest Group Plc, 8.0% (5 Year USD Swap Rate +
	572 bps)	279,845
400,000(b)(c)	Natwest Group Plc, 8.625% (5 Year USD Swap Rate +
	760 bps)	412,844
200,000	Sberbank of Russia Via SB Capital SA, 5.25%,
	5/23/23 (144A)	212,250
460,000(b)(c)	Societe Generale SA, 7.375% (5 Year USD Swap Rate +
	624 bps) (144A)	472,512
344,000(b)	Turkiye Vakiflar Bankasi TAO, 8.0% (5 Year USD Swap
	Rate + 585 bps), 11/1/27 (144A)	313,470
	Total Banks	$ 7,279,756
	Building Materials — 1.6%
305,000	Builders FirstSource, Inc., 6.75%, 6/1/27 (144A)	$ 327,112
230,000	Cornerstone Building Brands, Inc., 6.125%,
	1/15/29 (144A)	234,956
1,001,000	Patrick Industries, Inc., 7.5%, 10/15/27 (144A)	1,084,513
65,000	Summit Materials LLC/Summit Materials Finance
	Corp., 5.125%, 6/1/25 (144A)	65,813
70,000	Summit Materials LLC/Summit Materials Finance
	Corp., 5.25%, 1/15/29 (144A)	72,100
	Total Building Materials	$ 1,784,494
	Chemicals — 2.4%
9,000	Blue Cube Spinco LLC, 9.75%, 10/15/23	$ 9,259
55,000	Blue Cube Spinco LLC, 10.0%, 10/15/25	58,074
173,000	Hexion, Inc., 7.875%, 7/15/27 (144A)	179,488
300,000	LYB Finance Co. BV, 8.1%, 3/15/27 (144A)	396,384
280,000	Olin Corp., 9.5%, 6/1/25 (144A)	331,134
336,000	Rain CII Carbon LLC/CII Carbon Corp., 7.25%,
	4/1/25 (144A)	331,383
600,000	Tronox, Inc., 6.5%, 5/1/25 (144A)	633,000
765,000	Tronox, Inc., 6.5%, 4/15/26 (144A)	775,909
	Total Chemicals	$ 2,714,631
	Coal — 0.4%
497,000	SunCoke Energy Partners LP/SunCoke Energy
	Partners Finance Corp., 7.5%, 6/15/25 (144A)	$ 444,815
	Total Coal	$ 444,815
	Commercial Services — 5.2%
245,000	Allied Universal Holdco LLC/Allied Universal Finance
	Corp., 6.625%, 7/15/26 (144A)	$ 256,646
585,000	Allied Universal Holdco LLC/Allied Universal Finance
	Corp., 9.75%, 7/15/27 (144A)	623,914

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 21

Schedule of Investments | 10/31/20
(unaudited) (continued)

Principal
Amount
USD ($)			Value
		Commercial Services — (continued)
	450,000	APX Group, Inc., 6.75%, 2/15/27 (144A)	$ 469,125
	1,501,000	Garda World Security Corp., 9.5%, 11/1/27 (144A)	1,602,317
	150,000	Herc Holdings, Inc., 5.5%, 7/15/27 (144A)	154,144
	1,835,000	Prime Security Services Borrower LLC/Prime Finance,
		Inc., 6.25%, 1/15/28 (144A)	1,854,231
MXN	4,230,000	Red de Carreteras de Occidente SAB de CV, 9.0%,
		6/10/28 (144A)	211,000
	558,000	Sotheby’s, 7.375%, 10/15/27 (144A)	569,160
	411,000	Verscend Escrow Corp., 9.75%, 8/15/26 (144A)	441,825
		Total Commercial Services	$ 6,182,362
		Computers — 0.4%
	130,000	Dell International LLC/EMC Corp., 7.125%,
		6/15/24 (144A)	$ 134,716
	80,000	Diebold Nixdorf, Inc., 9.375%, 7/15/25 (144A)	84,900
	175,000	NCR Corp., 5.25%, 10/1/30 (144A)	173,250
	75,000	NCR Corp., 8.125%, 4/15/25 (144A)	82,500
		Total Computers	$ 475,366
		Diversified Financial Services — 6.1%
	1,110,000	Alliance Data Systems Corp., 7.0%, 1/15/26 (144A)	$ 1,113,108
	1,000,000	ASG Finance Designated Activity Co., 7.875%,
		12/3/24 (144A)	690,000
	600,000	Credito Real SAB de CV SOFOM ER, 7.25%,
		7/20/23 (144A)	586,626
	880,000	Financiera Independencia SAB de CV SOFOM ENR,
		8.0%, 7/19/24 (144A)	611,609
EUR	235,000	Garfunkelux Holdco 3 SA, 6.75%, 11/1/25 (144A)	268,173
GBP	400,000	Garfunkelux Holdco 3 SA, 7.75%, 11/1/25 (144A)	508,523
	1,036,250(f)	Global Aircraft Leasing Co., Ltd., 6.5% (7.25% PIK 6.5%
		cash), 9/15/24 (144A)	694,287
	500,000	Mongolian Mortgage Corp. Hfc LLC, 9.75%,
		1/29/22 (144A)	492,500
	455,000	Nationstar Mortgage Holdings, Inc., 6.0%,
		1/15/27 (144A)	455,000
	75,000	OneMain Finance Corp., 6.625%, 1/15/28	82,021
	215,000	OneMain Finance Corp., 8.875%, 6/1/25	236,500
	615,000	Oxford Finance LLC/Oxford Finance Co-Issuer II, Inc.,
		6.375%, 12/15/22 (144A)	610,080
	1,174,000	Unifin Financiera SAB de CV, 8.375%, 1/27/28 (144A)	929,808
		Total Diversified Financial Services	$ 7,278,235
		Electric — 2.2%
	400,000	Cemig Geracao e Transmissao SA, 9.25%,
		12/5/24 (144A)	$ 450,000
	460,000(b)	Enel S.p.A., 8.75% (5 Year USD Swap Rate +
		588 bps), 9/24/73 (144A)	531,300

The accompanying notes are an integral part of these financial statements.
22 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Principal
Amount
USD ($)		Value
	Electric — (continued)
420,000	NRG Energy, Inc., 6.625%, 1/15/27	$ 442,050
320,000	NRG Energy, Inc., 7.25%, 5/15/26	338,237
172,120	NSG Holdings LLC/NSG Holdings, Inc., 7.75%,
	12/15/25 (144A)	182,447
710,000	Talen Energy Supply LLC, 7.625%, 6/1/28 (144A)	694,913
7,000	Vistra Operations Co. LLC, 5.625%, 2/15/27 (144A)	7,298
	Total Electric	$ 2,646,245
	Electrical Components & Equipment — 0.5%
350,000	WESCO Distribution, Inc., 7.125%, 6/15/25 (144A)	$ 377,125
245,000	WESCO Distribution, Inc., 7.25%, 6/15/28 (144A)	268,275
	Total Electrical Components & Equipment	$ 645,400
	Engineering & Construction — 1.3%
200,000	Aeropuertos Dominicanos Siglo XXI SA, 6.75%,
	3/30/29 (144A)	$ 182,502
1,190,000	PowerTeam Services LLC, 9.033%, 12/4/25 (144A)	1,259,913
332,094(g)	Stoneway Capital Corp., 10.0%, 3/1/27 (144A)	113,742
	Total Engineering & Construction	$ 1,556,157
	Entertainment — 3.6%
510,000	Caesars Entertainment, Inc., 8.125%, 7/1/27 (144A)	$ 532,284
250,000	Caesars Resort Collection LLC/CRC Finco, Inc., 5.25%,
	10/15/25 (144A)	237,425
200,000	Cirsa Finance International S.a.r.l., 7.875%,
	12/20/23 (144A)	181,000
755,000	Enterprise Development Authority, 12.0%,
	7/15/24 (144A)	836,162
305,000	International Game Technology Plc, 6.25%,
	1/15/27 (144A)	324,063
295,000	Scientific Games International, Inc., 7.0%,
	5/15/28 (144A)	293,026
295,000	Scientific Games International, Inc., 7.25%,
	11/15/29 (144A)	292,616
1,574,000	Scientific Games International, Inc., 8.25%,
	3/15/26 (144A)	1,596,650
110,000	SeaWorld Parks & Entertainment, Inc., 9.5%,
	8/1/25 (144A)	115,500
	Total Entertainment	$ 4,408,726
	Environmental Control — 1.9%
680,000	Covanta Holding Corp., 5.0%, 9/1/30	$ 691,900
506,000	Covanta Holding Corp., 6.0%, 1/1/27	526,969
330,000	GFL Environmental, Inc., 8.5%, 5/1/27 (144A)	359,700
731,000	Tervita Corp., 7.625%, 12/1/21 (144A)	701,760
	Total Environmental Control	$ 2,280,329

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 23

Schedule of Investments | 10/31/20
(unaudited) (continued)

Principal
Amount
USD ($)			Value
		Food — 1.8%
	660,000	FAGE International SA/FAGE USA Dairy Industry,
		Inc., 5.625%, 8/15/26 (144A)	$ 632,201
	580,000	Minerva Luxembourg SA, 6.5%, 9/20/26 (144A)	603,206
	652,000	Pilgrim’s Pride Corp., 5.875%, 9/30/27 (144A)	688,760
	225,000	United Natural Foods, Inc., 6.75%, 10/15/28 (144A)	227,813
		Total Food	$ 2,151,980
		Forest Products & Paper — 1.0%
	390,000	Eldorado International Finance GmbH, 8.625%,
		6/16/21 (144A)	$ 393,264
	504,000	Mercer International, Inc., 7.375%, 1/15/25	512,508
	379,000	Schweitzer-Mauduit International, Inc., 6.875%,
		10/1/26 (144A)	399,845
		Total Forest Products & Paper	$ 1,305,617
		Healthcare-Products — 0.3%
	295,000	Varex Imaging Corp., 7.875%, 10/15/27 (144A)	$ 300,163
		Total Healthcare-Products	$ 300,163
		Healthcare-Services — 3.6%
	280,000	Legacy LifePoint Health LLC, 6.75%, 4/15/25 (144A)	$ 296,100
	430,000	Prime Healthcare Services, Inc., 7.25%, 11/1/25 (144A)	433,354
	130,000	Providence Service Corp., 5.875%, 11/15/25 (144A)	132,275
	357,000	RegionalCare Hospital Partners Holdings, Inc./LifePoint
		Health, Inc., 9.75%, 12/1/26 (144A)	384,668
	1,066,000	Surgery Center Holdings, Inc., 10.0%, 4/15/27 (144A)	1,137,955
	1,165,000	US Renal Care, Inc., 10.625%, 7/15/27 (144A)	1,240,725
	600,000	West Street Merger Sub, Inc., 6.375%, 9/1/25 (144A)	609,000
		Total Healthcare-Services	$ 4,234,077
		Holding Companies-Diversified — 0.4%
	520,000	VistaJet Malta Finance Plc/XO Management Holding,
		Inc., 10.5%, 6/1/24 (144A)	$ 494,000
		Total Holding Companies-Diversified	$ 494,000
		Home Builders — 1.6%
	885,000	Beazer Homes USA, Inc., 7.25%, 10/15/29	$ 951,109
	350,000	Brookfield Residential Properties, Inc./Brookfield
		Residential US Corp., 6.375%, 5/15/25 (144A)	351,750
	211,000	KB Home, 6.875%, 6/15/27	248,980
	340,000	KB Home, 7.625%, 5/15/23	374,000
		Total Home Builders	$ 1,925,839
		Home Furnishings — 0.9%
EUR	930,000	International Design Group S.p.A., 6.5%,
		11/15/25 (144A)	$ 1,030,513
		Total Home Furnishings	$ 1,030,513

The accompanying notes are an integral part of these financial statements.
24 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Principal
Amount
USD ($)			Value
		Housewares — 0.1%
	120,000	CD&R Smokey Buyer, Inc., 6.75%, 7/15/25 (144A)	$ 126,600
		Total Housewares	$ 126,600
		Insurance — 5.9%
	4,600,000	Liberty Mutual Insurance Co., 7.697%, 10/15/97 (144A)	$ 7,040,988
		Total Insurance	$ 7,040,988
		Internet — 1.6%
EUR	1,580,000	eDreams ODIGEO SA, 5.5%, 9/1/23 (144A)	$ 1,528,900
	215,000	Expedia Group, Inc., 6.25%, 5/1/25 (144A)	236,429
	110,000	Expedia Group, Inc., 7.0%, 5/1/25 (144A)	117,792
		Total Internet	$ 1,883,121
		Iron/Steel — 2.2%
	870,000	Cleveland-Cliffs, Inc., 6.75%, 3/15/26 (144A)	$ 913,500
	105,000	Cleveland-Cliffs, Inc., 9.875%, 10/17/25 (144A)	120,094
	200,000	Metinvest BV, 7.75%, 4/23/23 (144A)	204,000
	1,345,000	Metinvest BV, 7.75%, 10/17/29 (144A)	1,285,820
		Total Iron/Steel	$ 2,523,414
		Leisure Time — 0.7%
	135,000	Carnival Corp., 10.5%, 2/1/26 (144A)	$ 146,137
	125,000	Royal Caribbean Cruises, Ltd., 9.125%, 6/15/23 (144A)	130,156
	298,000	Royal Caribbean Cruises, Ltd., 11.5%, 6/1/25 (144A)	340,838
	245,000	Viking Cruises, Ltd., 6.25%, 5/15/25 (144A)	191,100
		Total Leisure Time	$ 808,231
		Lodging — 1.0%
	410,000	Boyd Gaming Corp., 8.625%, 6/1/25 (144A)	$ 448,827
	375,000	Hyatt Hotels Corp., 5.375%, 4/23/25	406,698
	180,000	Hyatt Hotels Corp., 5.75%, 4/23/30	203,380
	150,000	Marriott International, Inc., 5.75%, 5/1/25	166,780
		Total Lodging	$ 1,225,685
		Machinery-Diversified — 0.4%
	500,000	Maxim Crane Works Holdings Capital LLC, 10.125%,
		8/1/24 (144A)	$ 506,250
		Total Machinery-Diversified	$ 506,250
		Media — 2.1%
	263,000	Clear Channel Worldwide Holdings, Inc., 9.25%, 2/15/24	$ 227,592
	1,735,000	Diamond Sports Group LLC/Diamond Sports Finance
		Co., 6.625%, 8/15/27 (144A)	692,525
	441,000	Gray Television, Inc., 5.875%, 7/15/26 (144A)	459,010
EUR	420,000	Virgin Media Finance Plc, 3.75%, 7/15/30 (144A)	464,376

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 25

Schedule of Investments | 10/31/20
(unaudited) (continued)

Principal
Amount
USD ($)			Value
		Media — (continued)
GBP	420,000	Virgin Media Vendor Financing Notes III DAC,
		4.875%, 7/15/28 (144A)	$ 541,753
		Total Media	$ 2,385,256
		Mining — 3.1%
	500,000	First Quantum Minerals, Ltd., 6.875%, 3/1/26 (144A)	$ 496,250
	400,000	First Quantum Minerals, Ltd., 6.875%, 10/15/27 (144A)	398,996
	425,000	First Quantum Minerals, Ltd., 7.25%, 4/1/23 (144A)	427,125
	405,000	Hudbay Minerals, Inc., 6.125%, 4/1/29 (144A)	414,113
	589,000	Hudbay Minerals, Inc., 7.625%, 1/15/25 (144A)	610,557
	483,000	Joseph T Ryerson & Son, Inc., 8.5%, 8/1/28 (144A)	517,559
	615,000	Novelis Corp., 5.875%, 9/30/26 (144A)	634,606
	375,000	Vedanta Resources, Ltd., 6.375%, 7/30/22 (144A)	262,688
		Total Mining	$ 3,761,894
		Miscellaneous Manufacturers — 0.8%
	908,000	Bombardier, Inc., 7.5%, 3/15/25 (144A)	$ 660,570
	199,000	Koppers, Inc., 6.0%, 2/15/25 (144A)	203,478
		Total Miscellaneous Manufacturers	$ 864,048
		Multi-National — 0.3%
IDR	4,840,000,000	Inter-American Development Bank, 7.875%, 3/14/23	$ 351,310
		Total Multi-National	$ 351,310
		Oil & Gas — 6.9%
	1,126,000	Baytex Energy Corp., 8.75%, 4/1/27 (144A)	$ 495,440
	655,000	Cenovus Energy, Inc., 5.375%, 7/15/25	690,610
	660,000	Cenovus Energy, Inc., 6.75%, 11/15/39	733,864
	155,000	Endeavor Energy Resources LP/EER Finance, Inc.,
		6.625%, 7/15/25 (144A)	160,812
	160,000	EQT Corp., 5.0%, 1/15/29	160,000
	1,520,000	Indigo Natural Resources LLC, 6.875%, 2/15/26 (144A)	1,493,400
	350,000	MEG Energy Corp., 6.5%, 1/15/25 (144A)	340,375
	825,000	MEG Energy Corp., 7.125%, 2/1/27 (144A)	742,277
	603,000	Neptune Energy Bondco Plc, 6.625%, 5/15/25 (144A)	524,610
	915,000	PBF Holding Co. LLC/PBF Finance Corp., 6.0%,
		2/15/28 (144A)	352,229
	375,000	PBF Holding Co. LLC/PBF Finance Corp., 9.25%,
		5/15/25 (144A)	332,813
	610,000	Petroleos Mexicanos, 6.875%, 10/16/25 (144A)	602,985
	186,436(f)	PetroQuest Energy, Inc., 10.0% (9.0% PIK 1.0%
		cash), 2/15/24	466
	707,000	SEPLAT Petroleum Development Co. Plc, 9.25%,
		4/1/23 (144A)	708,768
	815,000	Shelf Drilling Holdings, Ltd., 8.25%, 2/15/25 (144A)	268,950
	659,000	Transocean, Inc., 7.5%, 1/15/26 (144A)	138,390

The accompanying notes are an integral part of these financial statements.
26 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Principal
Amount
USD ($)			Value
		Oil & Gas — (continued)
	995,000	YPF SA, 6.95%, 7/21/27 (144A)	$ 532,325
ARS	7,750,000	YPF SA, 16.5%, 5/9/22 (144A)	62,831
		Total Oil & Gas	$ 8,341,145
		Oil & Gas Services — 0.7%
	521,000	Archrock Partners LP/Archrock Partners Finance Corp.,
		6.875%, 4/1/27 (144A)	$ 510,580
	731,000	FTS International, Inc., 6.25%, 5/1/22	204,680
	255,000	SESI LLC, 7.75%, 9/15/24	58,650
		Total Oil & Gas Services	$ 773,910
		Packaging & Containers — 0.6%
	730,000	Greif, Inc., 6.5%, 3/1/27 (144A)	$ 765,587
	53,000	Plastipak Holdings, Inc., 6.25%, 10/15/25 (144A)	53,066
		Total Packaging & Containers	$ 818,653
		Pharmaceuticals — 3.2%
EUR	345,000	Bausch Health Cos., Inc., 4.5%, 5/15/23 (144A)	$ 396,980
EUR	450,000	Bausch Health Cos., Inc., 4.5%, 5/15/23	517,799
	15,000	Bausch Health Cos., Inc., 5.875%, 5/15/23 (144A)	14,962
	430,000	Bausch Health Cos., Inc., 7.0%, 3/15/24 (144A)	445,588
	547,000	Bausch Health Cos., Inc., 7.0%, 1/15/28 (144A)	578,452
	369,000	Endo Dac/Endo Finance LLC/Endo Finco, Inc.,
		6.0%, 6/30/28 (144A)	285,052
	274,000	Endo Dac/Endo Finance LLC/Endo Finco, Inc.,
		9.5%, 7/31/27 (144A)	293,923
	465,000	P&L Development LLC/PLD Finance Corp.,
		7.75%, 11/15/25 (144A)	473,719
	381,000	Par Pharmaceutical, Inc., 7.5%, 4/1/27 (144A)	403,860
	493,000	Teva Pharmaceutical Finance Netherlands III BV,
		2.8%, 7/21/23	467,571
		Total Pharmaceuticals	$ 3,877,906
		Pipelines — 6.2%
	900,000	American Midstream Partners LP/American
		Midstream Finance Corp., 9.5%, 12/15/21 (144A)	$ 873,000
	230,000	DCP Midstream Operating LP, 5.6%, 4/1/44	200,100
	555,000	Delek Logistics Partners LP/Delek Logistics Finance
		Corp., 6.75%, 5/15/25	495,337
	450,000(d)	Energy Transfer Operating LP, 3.232% (3 Month USD
		LIBOR + 302 bps), 11/1/66	231,750
	915,000(b)(c)	Energy Transfer Operating LP, 7.125% (5 Year CMT
		Index + 531 bps)	747,884
	420,000	EnLink Midstream Partners LP, 4.15%, 6/1/25	361,288
	118,000	EnLink Midstream Partners LP, 5.05%, 4/1/45	74,340
	344,000	EnLink Midstream Partners LP, 5.6%, 4/1/44	212,420

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 27

Schedule of Investments | 10/31/20
(unaudited) (continued)

Principal
Amount
USD ($)		Value
	Pipelines — (continued)
197,000	Global Partners LP/GLP Finance Corp., 7.0%, 8/1/27	$ 202,798
755,000	Harvest Midstream I LP, 7.5%, 9/1/28 (144A)	749,338
585,000	Hess Midstream Operations LP, 5.625%, 2/15/26 (144A)	585,000
555,000	NuStar Logistics LP, 6.375%, 10/1/30	558,469
935,000	PBF Logistics LP/PBF Logistics Finance Corp.,
	6.875%, 5/15/23	733,975
1,175,000	Williams Cos., Inc., 5.75%, 6/24/44	1,358,903
	Total Pipelines	$ 7,384,602
	REITs — 1.5%
386,000	Uniti Group LP/Uniti Fiber Holdings, Inc./CSL Capital
	LLC, 7.875%, 2/15/25 (144A)	$ 409,533
1,404,000	Uniti Group LP/Uniti Group Finance, Inc./CSL Capital
	LLC, 6.0%, 4/15/23 (144A)	1,422,427
	Total REITs	$ 1,831,960
	Retail — 1.5%
575,000	AAG FH LP/AAG FH Finco, Inc., 9.75%, 7/15/24 (144A)	$ 540,500
495,000	Golden Nugget, Inc., 6.75%, 10/15/24 (144A)	419,151
220,000	IRB Holding Corp., 7.0%, 6/15/25 (144A)	234,462
250,000	L Brands, Inc., 6.625%, 10/1/30 (144A)	262,500
389,000	Staples, Inc., 7.5%, 4/15/26 (144A)	363,715
	Total Retail	$ 1,820,328
	Software — 0.4%
505,000	Logan Merger Sub, Inc., 5.5%, 9/1/27 (144A)	$ 511,944
	Total Software	$ 511,944
	Sovereign — 0.1%
207,437(h)	Ecuador Social Bond S.a.r.l, 1/30/35 (144A)	$ 144,169
	Total Sovereign	$ 144,169
	Telecommunications — 5.8%
695,000	Altice France Holding SA, 6.0%, 2/15/28 (144A)	$ 668,937
607,000	Altice France Holding SA, 10.5%, 5/15/27 (144A)	669,217
200,000	Altice France SA, 8.125%, 2/1/27 (144A)	217,500
300,000	Cincinnati Bell, Inc., 7.0%, 7/15/24 (144A)	310,500
325,000	Cincinnati Bell, Inc., 8.0%, 10/15/25 (144A)	344,500
242,000	CommScope Technologies LLC, 6.0%, 6/15/25 (144A)	239,914
96,866	Digicel International Finance, Ltd./Digicel Holdings
	Bermuda, Ltd., 8.75%, 5/25/24 (144A)	96,745
49,063(f)	Digicel International Finance, Ltd./Digicel Holdings
	Bermuda, Ltd., 13.0% (7.0% PIK 6.0% cash),
	12/31/25 (144A)	45,690
750,000	Digicel, Ltd., 6.75%, 3/1/23	464,070
1,345,000	Kenbourne Invest SA, 6.875%, 11/26/24 (144A)	1,403,844
340,000	Sprint Corp., 7.125%, 6/15/24	391,068

The accompanying notes are an integral part of these financial statements.
28 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Principal
Amount
USD ($)			Value
Telecommunications — (continued)
	850,000	Sprint Corp., 7.625%, 3/1/26	$ 1,034,424
	875,000	Windstream Escrow LLC/Windstream Escrow
		Finance Corp., 7.75%, 8/15/28 (144A)	844,375
		Total Telecommunications	$ 6,730,784
Transportation — 1.3%
	575,000	Watco Cos., LLC/Watco Finance Corp., 6.5%,
		6/15/27 (144A)	$ 596,563
	965,000	Western Global Airlines LLC, 10.375%, 8/15/25 (144A)	998,756
		Total Transportation	$ 1,595,319
Trucking & Leasing — 0.3%
	325,000	Fortress Transportation & Infrastructure Investors LLC,
		9.75%, 8/1/27 (144A)	$ 345,719
		Total Trucking & Leasing	$ 345,719
TOTAL CORPORATE BONDS
		(Cost $112,699,746)	$113,297,566
FOREIGN GOVERNMENT BONDS — 3.1%
of Net Assets
Angola — 0.3%
	448,000	Angolan Government International Bond, 8.25%,
		5/9/28 (144A)	$ 352,083
		Total Angola	$ 352,083
Argentina — 0.0%†
	70,720	Province of Salta Argentina, 9.5%, 3/16/22 (144A)	$ 62,587
		Total Argentina	$ 62,587
Bahrain — 0.7%
	490,000	Bahrain Government International Bond, 5.625%,
		9/30/31 (144A)	$ 484,486
	300,000	Bahrain Government International Bond, 7.0%,
		10/12/28 (144A)	330,741
		Total Bahrain	$ 815,227
Ghana — 0.6%
	320,000	Ghana Government International Bond, 7.875%,
		2/11/35 (144A)	$ 283,600
	500,000	Ghana Government International Bond, 8.627%, 6/16/49	438,750
		Total Ghana	$ 722,350
Mexico — 0.8%
MXN	970,000	Mexican Bonos, 7.75%, 11/13/42	$ 48,927
MXN	18,385,500	Mexican Bonos, 8.0%, 12/7/23	945,581
		Total Mexico	$ 994,508

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 29

Schedule of Investments | 10/31/20
(unaudited) (continued)

Principal
Amount
USD ($)			Value
Ukraine — 0.7%
	750,000	Ukraine Government International Bond, 8.994%,
		2/1/24 (144A)	$ 797,397
		Total Ukraine	$ 797,397
TOTAL FOREIGN GOVERNMENT BONDS
		(Cost $3,939,054)	$ 3,744,152
INSURANCE-LINKED SECURITIES — 17.2% of
Net Assets#
Event Linked Bonds — 4.0%
Earthquakes – Japan — 0.4%
	500,000(d)	Kizuna Re II, 2.586% (3 Month U.S. Treasury Bill +
		250 bps), 4/11/23 (144A)	$ 499,500
Multiperil – Europe — 0.5%
EUR	500,000+(d)	Lion II Re, 3.57% (3 Month EURIBOR + 357 bps), 7/15/21
		(144A)	$ 578,266
Multiperil – U.S. — 0.9%
	375,000+(d)	Caelus Re V, 0.586% (1 Month U.S. Treasury Bill +
		50 bps), 6/5/24 (144A)	$ 33
	400,000+(d)	Caelus Re V, 0.586% (1 Month U.S. Treasury Bill +
		50 bps), 6/5/24 (144A)	40
	250,000(d)	Caelus Re V, 7.24% (3 Month U.S. Treasury Bill +
		724 bps), 6/7/21 (144A)	100,000
	250,000(d)	Kilimanjaro Re, 4.974% (3 Month USD LIBOR +
		494 bps), 5/6/22 (144A)	251,025
	250,000(d)	Residential Reinsurance 2016, 5.686% (3 Month U.S.
		Treasury Bill + 560 bps), 12/6/20 (144A)	249,625
	250,000(d)	Residential Reinsurance 2018 Re, 11.876% (3 Month U.S.
		Treasury Bill + 1,179 bps), 12/6/22 (144A)	249,650
	250,000(d)	Residential Reinsurance 2019, 12.456% (3 Month U.S.
		Treasury Bill + 1,237 bps), 12/6/23 (144A)	251,350
$ 1,101,723
Multiperil – U.S. & Canada — 0.7%
	250,000(d)	Hypatia, Ltd., 9.836% (3 Month U.S. Treasury Bill +
		975 bps), 6/7/23 (144A)	$ 264,250
	500,000(d)	Mona Lisa Re, 8.086% (3 Month U.S. Treasury Bill +
		800 bps), 1/9/23 (144A)	508,900
$ 773,150
Multiperil – Worldwide — 0.4%
	250,000(d)	Galilei Re, 8.674% (6 Month USD LIBOR + 863 bps),
		1/8/21 (144A)	$ 249,125
	250,000(d)	Galilei Re, 13.884% (6 Month USD LIBOR +
		1,384 bps), 1/8/21 (144A)	249,250
$ 498,375

The accompanying notes are an integral part of these financial statements.
30 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Principal
Amount
USD ($)		Value
	Pandemic – U.S. — 0.2%
250,000(d)	Vitality Re XI, 1.886% (3 Month U.S. Treasury Bill +
	180 bps), 1/9/24 (144A)	$ 248,050
	Windstorm – Texas — 0.2%
250,000(d)	Alamo Re II, 5.836% (1 Month U.S. Treasury Bill +
	575 bps), 6/8/23 (144A)	$ 258,250
	Windstorm – U.S. Multistate — 0.1%
750,000+(d)	Citrus Re, 0.186% (3 Month U.S. Treasury Bill +
	10 bps), 2/25/21 (144A)	$ 36,456
	Windstorm – U.S. Regional — 0.6%
250,000(h)	Matterhorn Re, 12/7/21 (144A)	$ 228,250
250,000(d)	Matterhorn Re, 6.336% (3 Month U.S. Treasury Bill +
	625 bps), 12/7/21 (144A)	252,100
250,000(d)	Matterhorn Re, 7.586% (3 Month U.S. Treasury Bill +
	750 bps), 12/7/21 (144A)	251,575
		$ 731,925
	Total Event Linked Bonds	$ 4,725,695

Face
Amount
USD ($)
	Collateralized Reinsurance — 3.2%
	Multiperil – Massachusetts — 0.2%
250,000+(a)(i)	Denning Re 2019, 7/31/21	$ 256,803
	Multiperil – U.S. — 0.4%
250,000+(a)(i)	Ballybunion Re, 2/28/21	$ 255,468
250,000+(i)	Dingle Re 2019, 2/1/21	5,131
250,000+(a)(i)	Port Royal Re 2019, 5/31/21	254,128
		$ 514,727
	Multiperil – U.S. & Canada — 0.2%
250,000+(a)(i)	Leven Re 2020, 1/31/21	$ 252,898
	Multiperil – U.S. Regional — 0.3%
350,000+(a)(i)	Ailsa Re 2019, 6/30/21	$ 361,679
	Multiperil – Worldwide — 1.4%
650,000+(a)(i)	Cypress Re 2017, 1/10/21	$ 11,830
462,683+(a)(i)	Dartmouth Re 2018, 1/15/21	99,940
100,000+(a)(i)	Dartmouth Re 2020, 2/28/21	97,302
389,876+(a)(i)	Gloucester Re 2018, 2/28/21	68,618
27,000+(a)(i)	Limestone Re 2019-2, 3/1/23 (144A)	46,159
250,000+(i)	Merion Re 2020-1, 12/31/23	248,518
250,000+(a)(i)	Old Head Re 2020, 12/31/20	243,061

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 31

Schedule of Investments | 10/31/20
(unaudited) (continued)

Face
Amount
USD ($)		Value
	Multiperil – Worldwide — (continued)
333,342+(a)(i)	Oyster Bay Re 2018, 1/15/21	$ 302,541
700,000+(a)(i)	Resilience Re, 5/1/21	70
567,400+(a)(i)	Seminole Re 2018, 1/15/21	16,839
250,000+(a)(i)	Walton Health Re 2019, 6/30/21	250,607
250,000+(a)(i)	Wentworth Re 2020-1, 12/31/23	245,705
		$ 1,631,190
	Windstorm – Florida — 0.4%
750,000+(a)(i)	Portrush Re 2017, 6/15/21	$ 478,575
	Windstorm – U.S. Regional — 0.3%
250,000+(i)	Liphook Re 2020, 6/30/24	$ 251,262
250,000+(a)(i)	Oakmont Re 2019, 4/30/21	173,078
		$ 424,340
	Total Collateralized Reinsurance	$ 3,920,212
	Industry Loss Warranties — 0.4%
	Multiperil – U.S. — 0.2%
250,000+(a)(i)	Scotscraig Re 2020, 1/31/21	$ 251,204
	Windstorm – U.S. — 0.2%
250,000+(i)	Thaxted Park Re 2020, 12/10/21	$ 252,250
	Total Industry Loss Warranties	$ 503,454
	Reinsurance Sidecars — 9.6%
	Multiperil – U.S. — 1.0%
1,000,000+(a)(i)	Carnoustie Re 2017, 11/30/21	$ 131,800
250,000+(a)(i)	Carnoustie Re 2020, 12/31/23	270,620
400,000+(a)(i)	Castle Stuart Re 2018, 12/1/21	69,835
1,000,000+(a)(j)	Harambee Re 2018, 12/31/21	8,200
1,000,000+(j)	Harambee Re 2019, 12/31/22	11,500
500,000+(a)(j)	Harambee Re 2020, 12/31/23	536,850
		$ 1,028,805
	Multiperil – U.S. Regional — 0.0%†
250,000+(a)(i)	EC0009 Re, 12/31/20	$ 37,000
	Multiperil – Worldwide — 8.6%
3,037+(j)	Alturas Re 2019-2, 3/10/22	$ 16,206
24,550+(a)(j)	Alturas Re 2019-3, 9/12/23	51,801
500,000+(a)(j)	Alturas Re 2020-2, 3/10/23	552,350
225,450(a)(j)	Alturas Re 2020-3, 9/30/24	231,785
500,000+(a)(i)	Bantry Re 2018, 12/31/21	5,700
492,000+(i)	Bantry Re 2019, 12/31/22	16,710
470,033+(a)(i)	Bantry Re 2020, 12/31/23	505,525
1,579,039+(a)(i)	Berwick Re 2018-1, 12/31/21	192,169
1,128,124+(a)(i)	Berwick Re 2019-1, 12/31/22	134,811

The accompanying notes are an integral part of these financial statements.
32 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Face
Amount
USD ($)		Value
	Multiperil – Worldwide — (continued)
993,323+(a)(i)	Berwick Re 2020-1, 12/31/23	$ 1,090,155
400,000+(j)	Blue Lotus Re 2018, 12/31/21	17,480
12,500+(i)	Eden Re II, 3/22/22 (144A)	8,606
37,500+(i)	Eden Re II, 3/22/22 (144A)	24,908
7,125+(a)(i)	Eden Re II, 3/22/23 (144A)	61,162
700,000+(a)(i)	Eden Re II, 3/22/24 (144A)	786,800
2,400,000+(a)(i)	Gleneagles Re 2016, 11/30/20	74,880
1,500,000+(a)(i)	Gleneagles Re 2017, 12/31/17	156,396
250,000+(a)(i)	Gleneagles Re 2018, 12/31/21	29,575
221,708+(i)	Gleneagles Re 2019, 12/31/22	4,955
243,580+(a)(i)	Gleneagles Re 2020, 12/31/23	264,049
1,059,157+(a)(i)	Gullane Re 2018, 12/31/21	1,094,197
1,000+(i)	Limestone Re 2018, 3/1/22	34,177
250,000+(a)(i)	Lion Rock Re 2020, 1/31/21	281,975
750,000+(a)(j)	Lorenz Re 2018, 7/1/21	20,550
498,977+(a)(j)	Lorenz Re 2019, 6/30/22	48,251
63,338+(a)(j)	Lorenz Re 2020, 6/30/23	68,538
336,662+(a)(j)	Lorenz Re 2020, 6/30/23	364,302
500,000+(a)(i)	Merion Re 2018-2, 12/31/21	555,309
250,000+(a)(j)	NCM Re 2018, 12/31/21	16,850
103,281+(j)	NCM Re 2019, 12/31/22	12,001
1,000,000+(a)(i)	Pangaea Re 2018-1, 12/31/21	21,055
1,000,000+(a)(i)	Pangaea Re 2018-3, 7/1/22	20,744
819,247+(a)(i)	Pangaea Re 2019-1, 2/1/23	17,071
735,313+(a)(i)	Pangaea Re 2019-3, 7/1/23	26,450
810,646+(a)(i)	Pangaea Re 2020-1, 2/1/24	882,003
620,500+(a)(i)	Pangaea Re 2020-3, 7/1/24	646,609
200,000+(a)(i)	Sector Re V, Series 9, Class A, 3/1/24 (144A)	84,266
250,000+(a)(i)	Sector Re V, Series 9, Class C, 12/1/24 (144A)	277,849
1,000,000+(a)(i)	St. Andrews Re 2017-1, 2/1/21	67,800
515,671+(a)(i)	Sussex Re 2020-1, 12/31/22	555,893
500,000+(a)(j)	Thopas Re 2018, 12/31/21	12,200
313,499+(a)(j)	Thopas Re 2019, 12/31/22	57,997
300,000+(a)(j)	Thopas Re 2020, 12/31/23	330,480
500,000+(a)(i)	Versutus Re 2018, 12/31/21	9,500
441,274+(i)	Versutus Re 2019-A, 12/31/21	19,725
58,727+(i)	Versutus Re 2019-B, 12/31/21	2,625
500,000+(a)(j)	Viribus Re 2018, 12/31/21	18,200
212,306+(j)	Viribus Re 2019, 12/31/22	8,577
240,783+(a)(j)	Viribus Re 2020, 12/31/23	238,471

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 33

Schedule of Investments | 10/31/20
(unaudited) (continued)

Face
Amount
USD ($)		Value
Multiperil – Worldwide — (continued)
507,289+(a)(i)	Woburn Re 2018, 12/31/21	$ 46,739
499,829+(a)(i)	Woburn Re 2019, 12/31/22	170,312
$ 10,236,739
	Total Reinsurance Sidecars	$ 11,302,544
TOTAL INSURANCE-LINKED SECURITIES
	(Cost $22,152,560)	$ 20,451,905

Principal
Amount
USD ($)
SENIOR SECURED FLOATING RATE LOAN
INTERESTS — 10.4% of Net Assets*(d)
Aerospace & Defense — 0.6%
325,428	Jazz Acquisition, Inc., First Lien Initial Term Loan, 4.4%
	(LIBOR + 425 bps), 6/19/26	$ 286,241
483,750	Peraton Corp. (fka MHVC Acquisition Corp.), First Lien
Initial Term Loan, 6.25% (LIBOR +
	525 bps), 4/29/24	481,331
	Total Aerospace & Defense	$ 767,572
Automobile — 1.2%
438,770	Commercial Vehicle Group, Inc. (CVG), Initial Term
	Loan, 11.5% (LIBOR + 1,050 bps), 4/12/23	$ 404,765
500,000	Drive Chassis Holdco LLC, Second Lien Term B Loan,
	8.474% (LIBOR + 825 bps), 4/10/26	489,063
543,844	First Brands Group LLC, First Lien Tranche B-3 Term
	Loan, 8.5% (LIBOR + 750 bps), 2/2/24	536,366
	Total Automobile	$ 1,430,194
Building Materials — 0.3%
387,000	WKI Holding Co., Inc. (aka World Kitchen), Initial Term
	Loan, 5.0% (LIBOR + 400 bps), 5/1/24	$ 379,744
	Total Building Materials	$ 379,744
Buildings & Real Estate — 0.3%
399,027	WireCo WorldGroup, Inc. (WireCo WorldGroup
Finance LP), First Lien Initial Term Loan, 6.0% (LIBOR +
	500 bps), 9/29/23	$ 350,645
	Total Buildings & Real Estate	$ 350,645

The accompanying notes are an integral part of these financial statements.
34 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Principal
Amount
USD ($)		Value
Chemicals, Plastics & Rubber — 0.2%
194,014	Twist Beauty International Holdings SA, Facility B2, 4.0%
	(LIBOR + 300 bps), 4/22/24	$ 186,496
	Total Chemicals, Plastics & Rubber	$ 186,496
Computers & Electronics — 1.1%
243,750	Chloe OX Parent LLC, Initial Term Loan, 5.5% (LIBOR +
	450 bps), 12/23/24	$ 235,625
176,009	Energy Acquisition LP (aka Electrical Components
International), First Lien Initial Term Loan,
	4.398% (LIBOR + 425 bps), 6/26/25	162,074
286,166	Natel Engineering Co., Inc., Initial Term Loan, 6.0%
	(LIBOR + 500 bps), 4/30/26	251,826
673,259	Ultra Clean Holdings, Inc., Term B Loan, 4.648%
	(LIBOR + 450 bps), 8/27/25	669,893
	Total Computers & Electronics	$ 1,319,418
Diversified & Conglomerate Manufacturing — 0.1%
97,750	Pelican Products, Inc., First Lien Term Loan, 4.5%
	(LIBOR + 350 bps), 5/1/25	$ 93,840
	Total Diversified & Conglomerate Manufacturing	$ 93,840
Diversified & Conglomerate Service — 1.5%
240,066	CB Poly Investments LLC, First Lien Closing Date
	Term Loan, 5.5% (LIBOR + 450 bps), 8/16/23	$ 205,857
556,662	DTI Holdco, Inc., Replacement B-1 Term Loan, 5.75%
	(LIBOR + 475 bps), 9/29/23	494,733
267,667	DynCorp International, Inc., Term Loan, 7.0% (LIBOR +
	600 bps), 8/18/25	266,328
500,884	Intrado Corp., Incremental Term B-1 Loan, 4.5%
	(LIBOR + 350 bps), 10/10/24	464,361
368,139	Team Health Holdings, Inc., Initial Term Loan, 3.75%
	(LIBOR + 275 bps), 2/6/24	300,953
	Total Diversified & Conglomerate Service	$ 1,732,232
Healthcare & Pharmaceuticals — 0.4%
467,650	Sotera Health Holdings LLC, First Lien Initial Term Loan,
	5.5% (LIBOR + 450 bps), 12/11/26	$ 467,211
	Total Healthcare & Pharmaceuticals	$ 467,211
Healthcare, Education & Childcare — 1.1%
713,092	KUEHG Corp. (fka KC MergerSub, Inc.) (aka KinderCare),
	Term B-3 Loan, 4.75% (LIBOR + 375 bps), 2/21/25	$ 654,797
238,800	Surgery Center Holdings, Inc., 2020 Incremental Term
	Loan, 9.0% (LIBOR + 800 bps), 9/3/24	243,576
495,000	U.S. Renal Care, Inc., Initial Term Loan, 5.188% (LIBOR +
	500 bps), 6/26/26	476,314
	Total Healthcare, Education & Childcare	$ 1,374,687

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 35

Schedule of Investments | 10/31/20
(unaudited) (continued)

Principal
Amount
USD ($)		Value
Insurance — 0.5%
339,036	Confie Seguros Holding II Co., Term B Loan, 5.75%
	(LIBOR + 475 bps), 4/19/22	$ 327,170
327,722	Integro Parent, Inc., First Lien Initial Term Loan, 6.75%
	(LIBOR + 575 bps), 10/31/22	322,806
	Total Insurance	$ 649,976
Leisure & Entertainment — 0.1%
191,703	Fitness International LLC, Term B Loan, 4.25% (LIBOR +
	325 bps), 4/18/25	$ 141,381
	Total Leisure & Entertainment	$ 141,381
Machinery — 0.9%
170,286	CTC AcquiCo GmbH, Facility B2, 3.256% (LIBOR +
	300 bps), 3/7/25	$ 161,772
496,250	MHI Holdings LLC, Initial Term Loan, 5.148% (LIBOR +
	500 bps), 9/21/26	492,218
14,921	NN, Inc., Tranche B Term Loan, 6.5% (LIBOR +
	575 bps), 10/19/22	14,799
553,810	Shape Technologies Group, Inc., Initial Term Loan,
	3.149% (LIBOR + 300 bps), 4/21/25	424,126
	Total Machinery	$ 1,092,915
Media — 0.0%†
982	CSC Holdings LLC (fka CSC Holdings, Inc. (Cablevision)),
March 2017 Refinancing Term Loan, 2.398% (LIBOR +
	225 bps), 7/17/25	$ 951
618	CSC Holdings LLC (fka CSC Holdings, Inc. (Cablevision)),
October 2018 Incremental Term Loan, 2.398% (LIBOR +
	225 bps), 1/15/26	598
	Total Media	$ 1,549
Oil & Gas — 0.6%
384,038	Summit Midstream Partners Holdings LLC, Term Loan
	Credit Facility, 7.0% (LIBOR + 600 bps), 5/13/22	$ 84,488
662,878	Traverse Midstream Partners LLC, Advance Term
	Loan, 6.5% (LIBOR + 550 bps), 9/27/24	615,096
	Total Oil & Gas	$ 699,584
Personal, Food & Miscellaneous Services — 0.4%
496,250	Option Care Health, Inc., Term B Loan, 4.648% (LIBOR +
	450 bps), 8/6/26	$ 486,015
	Total Personal, Food & Miscellaneous Services	$ 486,015
Retail — 0.3%
339,500	Bass Pro Group LLC, Initial Term Loan, 5.75% (LIBOR +
	500 bps), 9/25/24	$ 338,745
	Total Retail	$ 338,745

The accompanying notes are an integral part of these financial statements.
36 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Principal
Amount
USD ($)		Value
Securities & Trusts — 0.6%
641,500	Spectacle Gary Holdings LLC, Closing Date Term Loan,
	11.0% (LIBOR + 900 bps), 12/23/25	$ 608,223
106,305	Stonepeak Lonestar Holdings LLC, Initial Term Loan,
	4.718% (LIBOR + 450 bps), 10/19/26	105,574
	Total Securities & Trusts	$ 713,797
Transportation — 0.2%
319,313	Envision Healthcare Corp., Initial Term Loan, 3.898%
	(LIBOR + 375 bps), 10/10/25	$ 229,825
	Total Transportation	$ 229,825
TOTAL SENIOR SECURED FLOATING RATE LOAN INTERESTS
	(Cost $13,388,629)	$ 12,455,826

Number of		Counter-		Strike	Expiration
Contracts	Description	party	Amount	Price	Date
OVER THE COUNTER (OTC) CALL OPTIONS
PURCHASED — 0.0%†
18,332^(l)	Desarrolladora	Bank of New
	Homex SAB	York Mellon
	de CV	Corp.	MXN —	MXN —(m)	10/23/22	$ —
18,332^(n)	Desarrolladora	Bank of New
	Homex SAB	York Mellon
	de CV	Corp.	MXN —	MXN —(m)	10/23/22	—
$ —
TOTAL OVER THE COUNTER (OTC) CALL OPTIONS
PURCHASED
	(Premiums paid $ —)					$ —
OVER THE COUNTER (OTC) CURRENCY PUT
OPTIONS PURCHASED — 0.0%†
2,720,000	Put EUR	Bank of
	Call USD	America NA	USD 42,366	USD 1.11	3/8/21	$ 8,777
358,000	Put EUR	Bank of
	Call USD	America NA	EUR 5,925	EUR 1.11	6/4/21	2,372
750,000	Put EUR	Goldman
	Call USD	Sachs
		International	EUR 6,041	EUR 1.13	12/18/20	1,743
$ 12,892
TOTAL OVER THE COUNTER (OTC) CURRENCY PUT
OPTIONS PURCHASED
	(Premiums paid $54,331)					$ 12,892
TOTAL OPTIONS PURCHASED
	(Premiums paid $54,331)					$ 12,892
TOTAL INVESTMENTS IN UNAFFILIATED ISSUERS — 141.9%
	(Cost $172,886,907)(o)					$168,933,053

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 37

Schedule of Investments | 10/31/20
(unaudited) (continued)

Number of		Counter-		Strike	Expiration
Contracts	Description	party	Amount	Price	Date	Value
OVER THE COUNTER (OTC) CURRENCY CALL
OPTIONS WRITTEN — (0.0)%†
(358,000)	Call EUR	Bank of
	Put USD	America NA	EUR 5,925	EUR 1.17	6/4/21	$ (8,696)
(750,000)	Call EUR	Goldman
	Put USD	Sachs
		International	EUR 6,041	EUR 1.20	12/18/20	(2,873)
(2,720,000)	Call EUR	Bank of
	Put USD	America NA	USD 42,366	USD 1.20	3/8/21	(20,066)
$ (31,635)
TOTAL OVER THE COUNTER (OTC) CURRENCY CALL
OPTIONS WRITTEN
	(Premiums received $(54,331))					$ (31,635)
	OTHER ASSETS AND LIABILITIES — (41.9)%					$ (49,914,559)
	NET ASSETS — 100.0%					$118,986,859

bps	Basis Points.
CMT	Constant Maturity Treasury Index.
EURIBOR	Euro Interbank Offered Rate.
FREMF	Freddie Mac Multifamily Fixed-Rate Mortgage Loans.
LIBOR	London Interbank Offered Rate.
REIT	Real Estate Investment Trust.
(144A)	Security is exempt from registration under Rule 144A of the Securities Act of 1933. Such securities may be resold normally to qualified institutional buyers in a transaction exempt from registration. At October 31, 2020, the value of these securities amounted to
$115,718,050, or 97.3% of net assets.
†	Amount rounds to less than 0.1%.
*	Senior secured floating rate loan interests in which the Trust invests generally pay interest at rates that are periodically redetermined by reference to a base lending rate plus a premium. These base lending rates are generally (i) the lending rate offered by one or more major European banks, such as LIBOR, (ii) the prime rate offered by one or more major United States banks, (iii) the rate of a certificate of deposit or (iv) other base lending rates used by commercial lenders. The interest rate shown is the rate accruing at
October 31, 2020.
+	Security that used significant unobservable inputs to determine its value.
^	Security is valued using fair value methods (other than supplied by independent pricing services).
(a)	Non-income producing security.
(b)	The interest rate is subject to change periodically. The interest rate and/or reference index and spread shown at October 31, 2020.
(c)	Security is perpetual in nature and has no stated maturity date.
(d)	Floating rate note. Coupon rate, reference index and spread shown at October 31, 2020.

The accompanying notes are an integral part of these financial statements.
38 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

(e)	Security is priced as a unit.
(f)	Payment-in-kind (PIK) security which may pay interest in the form of additional principal amount.
(g)	Security is in default.
(h)	Security issued with a zero coupon. Income is recognized through accretion of discount.
(i)	Issued as participation notes.
(j)	Issued as preference shares.
(k)	This term loan will settle after October 31, 2020, at which time the interest rate will be determined.
(l)	Option does not become effective until underlying company’s outstanding common shares reach a market capitalization of MXN 12.5 Billion.
(m)	Strike price is 1 Mexican Peso (MXN).
(n)	Option does not become effective until underlying company’s outstanding common shares reach a market capitalization of MXN 15.5 Billion.
(o)	Distributions of investments by country of issue, as a percentage of long-term holdings based on country of domicile, is as follows:

	United States	57.5%
	Bermuda	11.3
	Canada	7.9
	Luxembourg	4.6
	Cayman Islands	2.9
	Mexico	2.8
	Netherlands	1.9
	United Kingdom	1.7
	France	1.3
	Ireland	1.1
	Italy	1.1
	Other (individually less than 1%)	5.9
		100.0%
#	Securities are restricted as to resale.

Restricted Securities	Acquisition date	Cost	Value
Ailsa Re 2019	6/4/2019	$350,000	$361,679
Alamo Re II	5/29/2020	250,000	258,250
Alturas Re 2019-2	12/19/2018	3,037	16,206
Alturas Re 2019-3	6/26/2019	24,550	51,801
Alturas Re 2020-2	12/23/2019	500,000	552,350
Alturas Re 2020-3	8/3/2020	225,450	231,785
Ballybunion Re	12/31/2019	250,673	255,468
Bantry Re 2018	2/6/2019	5,689	5,700
Bantry Re 2019	2/1/2019	—	16,710
Bantry Re 2020	2/4/2020	470,033	505,525
Berwick Re 2018-1	1/10/2018	300,831	192,169
Berwick Re 2019-1	12/31/2018	134,801	134,811
Berwick Re 2020-1	9/24/2020	993,323	1,090,155
Blue Lotus Re 2018	12/20/2017	—	17,480
Caelus Re V	4/27/2017	400,000	40
Caelus Re V	5/4/2018	250,000	100,000
Caelus Re V	4/27/2017	375,000	33

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 39

Schedule of Investments | 10/31/20
(unaudited) (continued)

Restricted Securities	Acquisition date	Cost	Value
Carnoustie Re 2017	1/5/2017	$237,757	$131,800
Carnoustie Re 2020	7/16/2020	250,000	270,620
Castle Stuart Re 2018	12/20/2017	132,474	69,835
Citrus Re	2/19/2016	750,000	36,456
Cypress Re 2017	1/24/2017	2,185	11,830
Dartmouth Re 2018	1/18/2018	190,370	99,940
Dartmouth Re 2020	2/5/2020	76,383	97,302
Denning Re 2019	8/8/2019	245,156	256,803
Dingle Re 2019	3/4/2019	—	5,131
EC0009 Re	1/22/2018	66,880	37,000
Eden Re II	12/15/2017	747	8,606
Eden Re II	1/23/2018	867	24,908
Eden Re II	12/23/2019	700,000	786,800
Eden Re II	1/22/2019	7,125	61,162
Galilei Re	1/4/2017	250,000	249,250
Galilei Re	1/4/2017	250,000	249,125
Gleneagles Re 2016	1/14/2016	—	74,880
Gleneagles Re 2017	1/13/2017	223,251	156,396
Gleneagles Re 2018	1/11/2018	20,068	29,575
Gleneagles Re 2019	12/31/2018	—	4,955
Gleneagles Re 2020	6/24/2020	243,580	264,049
Gloucester Re 2018	1/2/2018	63,180	68,618
Gullane Re 2018	3/26/2018	1,009,370	1,094,197
Harambee Re 2018	12/19/2017	78,048	8,200
Harambee Re 2019	12/20/2018	—	11,500
Harambee Re 2020	2/27/2020	500,000	536,850
Hypatia Ltd.	7/10/2020	250,000	264,250
Kilimanjaro Re	6/12/2020	244,847	251,025
Kizuna Re II	3/16/2018	500,000	499,500
Leven Re 2020	1/29/2020	240,775	252,898
Limestone Re 2018	6/20/2018	1,000	34,177
Limestone Re 2019-2	6/20/2018	27,000	46,159
Lion II Re	6/21/2017	557,175	578,266
Lion Rock Re 2020	12/30/2019	250,000	281,975
Liphook Re 2020	7/14/2020	233,045	251,262
Lorenz Re 2018	6/26/2018	201,212	20,550
Lorenz Re 2019	6/26/2019	162,315	48,251
Lorenz Re 2020	8/12/2020	336,662	364,302
Lorenz Re 2020	8/11/2020	63,338	68,538
Matterhorn Re	12/20/2019	250,000	251,575
Matterhorn Re	1/29/2020	250,000	252,100
Matterhorn Re	6/25/2020	223,267	228,250
Merion Re 2018-2	12/28/2017	500,000	555,309
Merion Re 2020-1	3/10/2020	205,077	248,518
Mona Lisa Re	12/30/2019	500,000	508,900
NCM Re 2018	12/27/2017	37,305	16,850
NCM Re 2019	4/30/2019	562	12,001
Oakmont Re 2019	5/21/2019	145,419	173,078
Old Head Re 2020	1/8/2020	189,789	243,061
Oyster Bay Re 2018	1/17/2018	297,524	302,541
Pangaea Re 2018-1	1/11/2018	143,007	21,055
Pangaea Re 2018-3	5/31/2018	240,861	20,744
Pangaea Re 2019-1	1/9/2019	8,601	17,071
Pangaea Re 2019-3	7/25/2019	22,059	26,450
Pangaea Re 2020-1	1/21/2020	810,646	882,003
Pangaea Re 2020-3	9/15/2020	620,500	646,609

The accompanying notes are an integral part of these financial statements.
40 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Restricted Securities	Acquisition date	Cost	Value
Port Royal Re 2019	5/20/2019	$230,164	$254,128
Portrush Re 2017	6/12/2017	575,239	478,575
Residential Reinsurance 2016	6/12/2020	243,522	249,625
Residential Reinsurance 2018 Re	11/15/2018	250,000	249,650
Residential Reinsurance 2019	11/5/2019	250,000	251,350
Resilience Re	2/8/2017	339	70
Scotscraig Re 2020	1/29/2020	225,719	251,204
Sector Re V, Series 9, Class A	4/23/2019	200,000	84,266
Sector Re V, Series 9, Class C	12/4/2019	250,000	277,849
Seminole Re 2018	1/2/2018	7,743	16,839
St. Andrews Re 2017-1	1/5/2017	67,748	67,800
Sussex Re 2020-1	1/21/2020	515,671	555,893
Thaxted Park Re 2020	5/27/2020	243,669	252,250
Thopas Re 2018	12/12/2017	80,073	12,200
Thopas Re 2019	2/13/2019	53,450	57,997
Thopas Re 2020	12/30/2019	300,000	330,480
Versutus Re 2018	12/20/2017	16,981	9,500
Versutus Re 2019-A	1/28/2019	—	19,725
Versutus Re 2019-B	12/24/2018	—	2,625
Viribus Re 2018	12/22/2017	66,169	18,200
Viribus Re 2019	3/25/2019	—	8,577
Viribus Re 2020	3/12/2020	240,783	238,471
Vitality Re XI	1/23/2020	250,000	248,050
Walton Health Re 2019	7/18/2019	194,770	250,607
Wentworth Re 2020-1	1/28/2020	205,609	245,705
Woburn Re 2018	3/20/2018	189,029	46,739
Woburn Re 2019	2/14/2019	153,068	170,312
Total Restricted Securities			$20,451,905
% of Net assets			17.2%

FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

	In					Unrealized
Currency	Exchange	Currency			Settlement	Appreciation
Purchased	for	Sold	Deliver	Counterparty	Date	(Depreciation)
EUR	1,158,000	USD	(1,355,816)	Bank of New York	11/24/20	$(6,762)
				Mellon Corp.
IDR	4,193,240,000	USD	(280,190)	Citibank NA	11/27/20	5,886
USD	645,874	EUR	(552,240)	JPMorgan Chase Bank NA	11/24/20	2,522
TOTAL FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS						$1,646

Principal amounts are denominated in U.S. dollars (“USD”) unless otherwise noted.
ARS — Argentine Peso
EUR — Euro
GBP — Great British Pound
IDR — Indonesian Rupiah
MXN — Mexican Peso

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 41

Schedule of Investments | 10/31/20
(unaudited) (continued)
Purchases and sales of securities (excluding temporary cash investments) for the six months ended October 31, 2020, aggregated $43,440,849 and $37,435,077, respectively.
The Trust is permitted to engage in purchase and sale transactions (“cross trades”) with certain funds and accounts for which Amundi Pioneer Asset Management, Inc. (the “Adviser”) serves as the Trust’s investment adviser, as set forth in Rule 17a-7 under the Investment Company Act of 1940, pursuant to procedures adopted by the Board of Trustees. Under these procedures, cross trades are effected at current market prices. During the six months ended October 31, 2020, the Trust engaged in purchases of $675,231 and sales of $1,050,191 pursuant to these procedures, which resulted in a net realized gain of $28,150.
At October 31, 2020, the net unrealized depreciation on investments based on cost for federal tax purposes of $174,195,491 was as follows:

Aggregate gross unrealized appreciation for all investments in which
there is an excess of value over tax cost	$11,946,290
Aggregate gross unrealized depreciation for all investments in which
there is an excess of tax cost over value	(17,238,717)
Net unrealized depreciation	$(5,290,427)

Various inputs are used in determining the value of the Trust’s investments. These inputs are summarized in the three broad levels below.
Level 1 —  quoted prices in active markets for identical securities.
Level 2 —  other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risks, etc.). See Notes to Financial Statements —Note 1A.
Level 3 —  significant unobservable inputs (including the Trust’s own assumptions in determining fair value of investments). See Notes to Financial Statements — Note 1A.
The following is a summary of the inputs used as of October 31, 2020, in valuing the Trust’s investments:

	Level 1	Level 2	Level 3	Total
Common Stocks
Oil, Gas & Consumable Fuels	$104,511	$9,836	$—	$114,347
Specialty Retail	—	—	55,556	55,556
All Other Common Stocks	25,317	—	—	25,317
Preferred Stocks
Diversified Financial Services	—	525,000	—	525,000
Internet	—	57,111	—	57,111
All Other Preferred Stock	1,046,974	—	—	1,046,974
Asset Backed Securities	—	2,586,928	—	2,586,928
Collateralized Mortgage Obligations	—	568,033	—	568,033
Commercial Mortgage-Backed
Securities	—	11,294,262	—	11,294,262
Convertible Corporate Bonds
Banks	—	—	2,779	2,779
All Other Convertible
Corporate Bonds	—	2,694,405	—	2,694,405
Corporate Bonds	—	113,297,566	—	113,297,566
Foreign Government Bonds	—	3,744,152	—	3,744,152

The accompanying notes are an integral part of these financial statements.
42 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

	Level 1	Level 2	Level 3	Total
Insurance-Linked Securities
Catastrophe Linked Bonds
Multiperil – Europe	$—	$—	$578,266	$578,266
Multiperil – U.S.	—	1,101,650	73	1,101,723
Windstorm – U.S. Multistate	—	—	36,456	36,456
Collateralized Reinsurance
Multiperil – Massachusetts	—	—	256,803	256,803
Multiperil – U.S.	—	—	514,727	514,727
Multiperil – U.S. & Canada	—	—	252,898	252,898
Multiperil – U.S. Regional	—	—	361,679	361,679
Multiperil – Worldwide	—	—	1,631,190	1,631,190
Windstorm – Florida	—	—	478,575	478,575
Windstorm – U.S. Regional	—	—	424,340	424,340
Industry Loss Warranties
Multiperil – U.S.	—	—	251,204	251,204
Windstorm – U.S.	—	—	252,250	252,250
Reinsurance Sidecars
Multiperil – U.S.	—	—	1,028,805	1,028,805
Multiperil – U.S. Regional	—	—	37,000	37,000
Multiperil – Worldwide	—	231,785	10,004,954	10,236,739
All Other Insurance-Linked
Securities	—	3,009,250	—	3,009,250
Senior Secured Floating Rate
Loan Interests	—	12,455,826	—	12,455,826
Over The Counter (OTC) Call
Option Purchased	—	— *	—	— *
Over The Counter (OTC) Currency
Put Option Purchased	—	12,892	—	12,892
Total Investments in Securities	$1,176,802	$151,588,696	$16,167,555	$168,933,053
Other Financial Instruments
Credit agreement(a)	$—	$(53,000,000)	$—	$(53,000,000)
Over The Counter (OTC) Currency
Call Option Written	$—	$(31,635)	$—	$(31,635)
Net unrealized appreciation
on forward foreign currency
exchange contracts	$—	$1,646	$—	$1,646
Total Other Financial Instruments	$—	$(53,029,989)	$—	$(53,029,989)

*    Security valued at $0.
(a)  The Trust may hold liabilities in which the fair value approximates the carrying amount for financial statement purposes.
The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 43

Schedule of Investments | 10/31/20
(unaudited) (continued)

			Change in				Transfers
	Balance	Realized	unrealized			Accrued	in and out	Balance
	as of	gain	appreciation			discounts/	of Level 3	as of
	4/30/20	(loss)(1)	(depreciation)(2)	Purchases	Sales	premiums	categories*	10/31/20
Common Stocks
Oil, Gas &
Consumable
Fuels	$22,354	$—	$—	$—	$—	$—	$(22,354)	$—
Specialty
Retail	50,085	—	5,471	—	—	—	—	55,556
Convertible
Corporate
Bonds
Banks	—	—	(2,686)	—	—	—	5,465	2,779
Insurance-Linked
Securities
Event Linked
Bonds
Multiperil –
Europe	—	—	33,683	—	—	—	544,583	578,266
Multiperil –
U.S.	—	—	(82)	—	—	—	155	73
Multiperil –
U.S.
Multistate	—	—	(302)	—	—	—	36,758	36,456
Collateralized
Reinsurance
Multiperil –
Massachusetts	254,969	—	1,834	—	—	—	—	256,803
Multiperil –
U.S.	762,755	—	(8,111)	—	(239,917)	—	—	514,727
Multiperil –
U.S. &
Canada	245,733	—	7,165	—	—	—	—	252,898
Multiperil –
U.S.
Regional	629,445	—	(30,881)	—	(236,885)	—	—	361,679
Multiperil –
Worldwide	2,505,327	—	(1,342)	—	(879,155)	6,360		1,631,190
Windstorm –
Florida	478,575	—	—	—	—	—	—	478,575
Windstorm –
North
Carolina	3,646	—	(3,646)	—	—	—	—	—
Windstorm –
U.S.
Regional	294,328	—	(639)	231,663	(102,394)	1,382		424,340

The accompanying notes are an integral part of these financial statements.
44 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

			Change in				Transfers
	Balance	Realized	unrealized			Accrued	in and out	Balance
	as of	gain	appreciation			discounts/	of Level 3	as of
	4/30/20	(loss)(1)	(depreciation)(2)	Purchases	Sales	premiums	categories*	10/31/20
Industry Loss
Warranties
Multiperil –
U.S.	$236,142	$—	$15,062	$—	$—	$—	$—	$251,204
Windstorm –
U.S.	—	—	8,580	241,255	—	2,415		252,250
Reinsurance
Sidecars
Multiperil –
U.S.	957,835	—	(54,591)	250,000	(124,439)	—	—	1,028,805
Multiperil –
U.S.
Regional	41,250	—	(4,250)	—	—	—	—	37,000
Multiperil –
Worldwide	10,225,916	(351,278)	658,013	2,257,403	(2,785,100)	—	—	10,004,954
Total	$16,708,360	$(351,278)	$623,278	$2,980,321	$4,367,890	$10,157	$564,607	$16,167,555

(1)	Realized gain (loss) on these securities is included in the Realized gain (loss) from investments on the Statement of Operations.

(2)	Unrealized appreciation (depreciation) on these securities is included in the Change in unrealized appreciation (depreciation) from investments on the Statement of Operations.

*	Transfers are calculated on the beginning of period value. For the six months ended October 31,
2020, securities with an aggregate market value of $586,961 transferred from Level 2 to Level 3 as there were no longer observable inputs available to determine their value. For the six months ended October 31, 2020, securities with an aggregate market value of $22,354 transferred from
Level 3 to Level 2 as there were observable inputs available to determine their value. There were no other transfers between Level 1, 2 and 3.

Net change in unrealized appreciation (depreciation) of Level 3 investments still held and considered Level 3 at October 31, 2020:	$464,418

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 45

Statement of Assets and Liabilities | 10/31/20
(unaudited)

ASSETS:
Investments in unaffiliated issuers, at value (cost $172,886,907)	$168,933,053
Cash	183,862
Foreign currencies, at value (cost $5,342)	5,316
Net unrealized appreciation on forward foreign currency exchange contracts	1,646
Unrealized appreciation on unfunded loan commitments	50
Receivables —
Investment securities sold	1,945,106
Interest	2,313,883
Other assets	1,918
Total assets	$173,384,834
LIABILITIES:
Payables —
Credit agreement	$53,000,000
Investment securities purchased	1,249,828
Interest expense	446
Trustees’ fees	2,617
Written options outstanding (net premiums received $(54,331))	31,635
Due to affiliates	14,838
Accrued expenses	98,611
Total liabilities	$54,397,975
NET ASSETS:
Paid-in capital	$170,800,602
Distributable earnings (loss)	(51,813,743)
Net assets	$118,986,859
NET ASSET VALUE PER SHARE:
No par value
Based on $118,986,859/8,332,790 shares	$14.28

The accompanying notes are an integral part of these financial statements.
46 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Statement of Operations (unaudited)
FOR THE SIX MONTHS ENDED 10/31/20

INVESTMENT INCOME:
Interest from unaffiliated issuers	$5,732,677
Dividends from unaffiliated issuers	437,267
Total investment income		$6,169,944
EXPENSES:
Management fees	$715,515
Administrative expense	52,729
Transfer agent fees	7,527
Shareowner communications expense	6,952
Custodian fees	15,634
Professional fees	70,134
Printing expense	12,868
Pricing fees	12,677
Trustees’ fees	5,548
Insurance expense	365
Interest expense	265,204
Miscellaneous	34,102
Total expenses		$1,199,255
Net investment income		$4,970,689
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on:
Investments in unaffiliated issuers	$(4,797,459)
Forward foreign currency exchange contracts	(64,476)
Swap contracts	(166,467)
Other assets and liabilities denominated in
foreign currencies	50,042	$(4,978,360)
Change in net unrealized appreciation (depreciation) on:
Investments in unaffiliated issuers	$18,794,815
Written options	(9,552)
Forward foreign currency exchange contracts	(1,638)
Swap contracts	163,510
Unfunded loan commitments	11,433
Other assets and liabilities denominated in
foreign currencies	(12,248)	$18,946,320
Net realized and unrealized gain (loss) on investments		$13,967,960
Net increase in net assets resulting from operations		$18,938,649

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 47

Statements of Changes in Net Assets

	Six Months
	Ended	Year
	10/31/20	Ended
	(unaudited)	4/30/20
FROM OPERATIONS:
Net investment income (loss)	$4,970,689	$9,941,665
Net realized gain (loss) on investments	(4,978,360)	(7,235,928)
Change in net unrealized appreciation (depreciation)
on investments	18,946,320	(22,774,235)
Net increase (decrease) in net assets resulting
from operations	$18,938,649	$(20,068,498)
DISTRIBUTIONS TO SHAREOWNERS:
($0.59 and $1.18 per share, respectively)	$(4,937,178)	$(9,799,361)
Total distributions to shareowners	$(4,937,178)	$(9,799,361)
Net increase (decrease) in net assets	$14,001,471	$(29,867,859)
NET ASSETS:
Beginning of period	$104,985,388	$134,853,247
End of period	$118,986,859	$104,985,388

The accompanying notes are an integral part of these financial statements.
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Statement of Cash Flows
FOR THE SIX MONTHS ENDED 10/31/20

Cash Flows From Operating Activities:
Net increase in net assets resulting from operations	$18,938,649
Adjustments to reconcile net decrease in net assets resulting from operations to net cash, restricted cash and foreign currencies from operating activities:
Purchases of investment securities	$(43,619,093)
Proceeds from disposition and maturity of investment securities	36,234,552
Net (accretion) and amortization of discount/premium on investment securities	(332,879)
Change in unrealized appreciation on investments in unaffiliated issuers	(18,794,815)
Change in unrealized appreciation on unfunded loan commitments	(11,433)
Change in unrealized appreciation on swap contracts	(187,210)
Change in unrealized depreciation on forward foreign currency
exchange contracts	1,638
Change in unrealized depreciation on other assets and liabilities
denominated in foreign currencies	46
Change in unrealized depreciation on written options	9,552
Net realized loss on investments in unaffiliated issuers	4,797,459
Increase in interest receivable	(142,371)
Increase in other assets	(1,867)
Decrease in due to affiliates	5,928
Increase in trustees’ fees payable	2,044
Increase in accrued expenses payable	20,155
Decrease in interest expenses payable	(6,648)
Proceeds from sale of written options	11,965
Net cash, restricted cash and foreign currencies from operating activities	$(3,074,328)
Cash Flows Used in Financing Activities:
Payments on borrowings	$8,000,000
Distributions to shareowners	(4,937,178)
Net cash, restricted cash and foreign currencies used in financing activities	$3,062,822
Effect of Foreign Exchange Fluctuations on Cash:
Effect of foreign exchange fluctuations on cash	$(46)
Cash, restricted cash and foreign currencies:
Beginning of the year*	$200,730
End of the year*	$189,178
Cash Flow Information:
Cash paid for interest	$271,852

*  The following table provides a reconciliation of cash, restricted cash and foreign currencies reported within Statement of Assets and Liabilities that sum to the total of the same such amounts shown in the Statement of Cash Flows:

	Six Months Ended
	10/31/20	Year Ended
	(unaudited)	4/30/20
Cash	$183,862	$195,787
Foreign currencies, at value	5,316	4,943
Total cash, restricted cash and foreign currencies
shown in the Statement of Cash Flows	$189,178	$200,730

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 49

Financial Highlights

	Six Months
	Ended		Year	Year	Year	Year	Year
	10/31/20		Ended	Ended	Ended	Ended	Ended
	(unaudited)		4/30/20	4/30/19	4/30/18	4/30/17*	4/30/16*
Per Share Operating Performance
Net asset value, beginning of period	$12.60		$16.18	$17.09	$17.68	$16.63	$18.39
Increase (decrease) from investment operations:
Net investment income (a)	$0.60		$1.19	$1.21	$1.23	$1.29	$1.55
Net realized and unrealized gain (loss) on investments	1.67		(3.59)	(0.98)	(0.56)	1.20	(1.81)
Net increase (decrease) from investment operations	$2.27		$(2.40)	$0.23	$0.67	$2.49	$(0.26)
Distributions to shareowners from:
Net investment income and previously undistributed net
investment income	$(0.59)		$(1.18)	$(1.14)	$(1.26)**	$(1.44)**	$(1.50)
Net increase (decrease) in net asset value	$1.68		$(3.58)	$(0.91)	$(0.59)	$1.05	$(1.76)
Net asset value, end of period	$14.28		$12.60	$16.18	$17.09	$17.68	$16.63
Market value, end of period	$12.43		$10.99	$14.39	$15.00	$16.70	$15.60
Total return at net asset value (b)	18.80	%(c)	(15.21)%	2.58%	4.58%	16.20%	(1.01)%
Total return at market value (b)	18.46	%(c)	(16.84)%	3.95%	(2.82)%	17.01%	(1.26)%
Ratios to average net assets of shareowners:
Total expenses plus interest expense (d)	2.03	%(e)	2.88%	2.95%	2.54%	2.12%	1.99%
Net investment income before preferred share distributions	8.42	%(e)	7.64%	7.37%	7.07%	7.52%	9.11%
Portfolio turnover rate	23	%(c)	52%	37%	37%	58%	36%
Net assets, end of period (in thousands)	$118,987		$104,985	$134,853	$142,372	$147,309	$138,570

The accompanying notes are an integral part of these financial statements.
50 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

	Six Months
	Ended	Year	Year	Year	Year	Year
	10/31/20	Ended	Ended	Ended	Ended	Ended
	(unaudited)	4/30/20	4/30/19	4/30/18	4/30/17*	4/30/16*
Total amount of debt outstanding (in thousands)	$53,000	$45,000	$61,000	$64,000	$57,000	$57,000
Asset coverage per $1,000 of indebtedness	$3,245	$3,333	$3,211	$3,225	$3,584	$3,431

*	The Trust was audited by an independent registered public accounting firm other than Ernst & Young LLP.
**
The amount of distributions made to shareowners during the year were in excess of the net investment income earned by the Trust during the year. The Trust has accumulated undistributed net investment income which is part of the Trust’s net asset value (“NAV’). A portion of the accumulated net investment income was distributed to shareowners during the year.

(a)	The per common share data presented above is based upon the average common shares outstanding for the periods presented.
(b)
Total investment return is calculated assuming a purchase of common shares at the current net asset value or market value on the first day and a sale at the current net asset value or market value on the last day of the periods reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at prices obtained under the Trust’s dividend reinvestment plan. Total investment return does not reflect brokerage commissions. Past performance is not a guarantee of future results.

(c)	Not annualized.
(d)	Includes interest expense of 0.45%, 1.35%, 1.48%, 1.06%, 0.62% and 0.50%, respectively.
(e)	Annualized

The accompanying notes are an integral part of these financial statements.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 51

Notes to Financial Statements | 10/31/20
(unaudited)
1. Organization and Significant Accounting Policies
Pioneer Diversified High Income Trust (the “Trust”) was organized as a Delaware statutory trust on January 30, 2007. Prior to commencing operations on May 30, 2007, the Trust had no operations other than matters relating to its organization and registration as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended. The investment objective of the Trust is to seek a high level of current income and the Trust may, as a secondary objective, also seek capital appreciation to the extent that it is consistent with its investment objective.
Amundi Pioneer Asset Management, Inc., an indirect, wholly owned subsidiary of Amundi and Amundi’s wholly owned subsidiary, Amundi USA, Inc., serves as the Trust’s investment adviser (the “Adviser”). Amundi Pioneer Distributor, Inc., an affiliate of Amundi Pioneer Asset Management, Inc., serves as the Trust’s distributor (the “Distributor”).
During March 2017, the Financial Accounting Standards Board (FASB) issued an Accounting Standard Update, ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20), Premium Amortization on Purchased Callable Debt Securities (“ASU 2017-08”), which shortens the amortization period for purchased non-contingently callable debt securities held at a premium. ASU 2017-08 specifies that the premium amortization period ends at the earliest call date, for certain purchased non-contingently callable debt securities. ASU 2017-08 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Trust has adopted ASU 2017-08 as of January 1, 2019. The implementation of ASU 2017-08 did not have a material impact on the Trust’s financial statements.
In March 2020, FASB issued an Accounting Standard Update, ASU 2020-04, Reference Rate Reform (Topic 848) — Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional, temporary relief with respect to the financial reporting of contracts subject to certain types of modifications due to the planned discontinuation of the London Interbank Offered Rate (“LIBOR”) and other LIBOR-based reference rates at the end of 2021. The temporary relief provided by ASU 2020-04 is effective for certain reference rate-related contract modifications that occur during the period from March 12, 2020 through December 31, 2022. Management is evaluating the impact of
52 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

ASU 2020-04 on the Fund's investments, derivatives, debt and other contracts that will undergo reference rate-related modifications as a result of the reference rate reform.
The Trust is an investment company and follows investment company accounting and reporting guidance under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). U.S. GAAP requires the management of the Trust to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income, expenses and gain or loss on investments during the reporting period. Actual results could differ from those estimates.
The following is a summary of significant accounting policies followed by the Trust in the preparation of its financial statements:
A.   Security Valuation
The net asset value of the Trust is computed once daily, on each day the New York Stock Exchange (“NYSE”) is open, as of the close of regular trading on the NYSE.
Fixed-income securities are valued by using prices supplied by independent pricing services, which consider such factors as market prices, market events, quotations from one or more brokers, Treasury spreads, yields, maturities and ratings, or may use a pricing matrix or other fair value methods or techniques to provide an estimated value of the security or instrument. A pricing matrix is a means of valuing a debt security on the basis of current market prices for other debt securities, historical trading patterns in the market for fixed-income securities and/or other factors. Non-U.S. debt securities that are listed on an exchange will be valued at the bid price obtained from an independent third party pricing service. When independent third party pricing services are unable to supply prices, or when prices or market quotations are considered to be unreliable, the value of that security may be determined using quotations from one or more broker-dealers.
Loan interests are valued in accordance with guidelines established by the Board of Trustees at the mean between the last available bid and asked prices from one or more brokers or dealers as obtained from Loan Pricing Corporation, an independent third party pricing service. If price information is not available from Loan Pricing Corporation, or if the price information is deemed to be unreliable, price information will be obtained from an alternative loan interest pricing service. If no reliable price quotes are available from either the primary or alternative pricing service, broker quotes will be solicited.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 53

Event-linked bonds are valued at the bid price obtained from an independent third party pricing service. Other insurance-linked securities (including reinsurance sidecars, collateralized reinsurance and industry loss warranties) may be valued at the bid price obtained from an independent pricing service, or through a third party using a pricing matrix, insurance industry valuation models, or other fair value methods or techniques to provide an estimated value of the instrument.
Equity securities that have traded on an exchange are valued by using the last sale price on the principal exchange where they are traded. Equity securities that have not traded on the date of valuation, or securities for which sale prices are not available, generally are valued using the mean between the last bid and asked prices or, if both last bid and asked prices are not available, at the last quoted bid price. Last sale and bid and asked prices are provided by independent third party pricing services. In the case of equity securities not traded on an exchange, prices are typically determined by independent third party pricing services using a variety of techniques and methods.
The value of foreign securities is translated into U.S. dollars based on foreign currency exchange rate quotations supplied by a third party pricing source. Trading in non-U.S. equity securities is substantially completed each day at various times prior to the close of the NYSE. The values of such securities used in computing the net asset value of the Trust’s shares are determined as of such times. The Trust may use a fair value model developed by an independent pricing service to value non-U.S. equity securities.
Options contracts are generally valued at the mean between the last bid and ask prices on the principal exchange where they are traded. Over-the-counter (“OTC”) options and options on swaps (“swaptions”) are valued using prices supplied by independent pricing services, which consider such factors as market prices, market events, quotations from one or more brokers, Treasury spreads, yields, maturities and ratings, or may use a pricing matrix or other fair value methods or techniques to provide an estimated value of the security or instrument.
Forward foreign currency exchange contracts are valued daily using the foreign exchange rate or, for longer term forward contract positions, the spot currency rate and the forward points on a daily basis, in each case provided by a third party pricing service. Contracts whose forward settlement date falls between two quoted days are valued by interpolation.
54 Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20

Swap contracts, including interest rate swaps, caps and floors (other than centrally cleared swap contracts), are valued at the dealer quotations obtained from reputable International Swap Dealers Association members. Centrally cleared swaps are valued at the daily settlement price provided by the central clearing counterparty.
Securities or loan interests for which independent pricing services or broker-dealers are unable to supply prices or for which market prices and/or quotations are not readily available or are considered to be unreliable are valued by a fair valuation team comprised of certain personnel of the Adviser pursuant to procedures adopted by the Trust’s Board of Trustees. The Adviser’s fair valuation team uses fair value methods approved by the Valuation Committee of the Board of Trustees. The Adviser’s fair valuation team is responsible for monitoring developments that may impact fair valued securities and for discussing and assessing fair values on an ongoing basis, and at least quarterly, with the Valuation Committee of the Board of Trustees.
Inputs used when applying fair value methods to value a security may include credit ratings, the financial condition of the company, current market conditions and comparable securities. The Trust may use fair value methods if it is determined that a significant event has occurred after the close of the exchange or market on which the security trades and prior to the determination of the Trust’s net asset value. Examples of a significant event might include political or economic news, corporate restructurings, natural disasters, terrorist activity or trading halts. Thus, the valuation of the Trust’s securities may differ significantly from exchange prices, and such differences could be material.
At October 31, 2020, five securities were valued using fair value methods (in addition to securities valued using prices supplied by independent pricing services, broker-dealers or using a third party insurance pricing model) representing 0.06% of net assets. The value of these fair valued securities was $68,171.
B.   Investment Income and Transactions
Dividend income is recorded on the ex-dividend date, except that certain dividends from foreign securities where the ex-dividend date may have passed are recorded as soon as the Trust becomes aware of the ex-dividend data in the exercise of reasonable diligence.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 55

Interest income, including interest on income-bearing cash accounts, is recorded on the accrual basis. Dividend and interest income are reported net of unrecoverable foreign taxes withheld at the applicable country rates and net of income accrued on defaulted securities.
Interest and dividend income payable by delivery of additional shares is reclassified as PIK (payment-in-kind) income upon receipt and is included in interest and dividend income, respectively.
Principal amounts of mortgage-backed securities are adjusted for monthly paydowns. Premiums and discounts related to certain mortgage-backed securities are amortized or accreted in proportion to the monthly paydowns. All discounts/premiums on purchase prices of debt securities are accreted/amortized for financial reporting purposes over the life of the respective securities, and such accretion/amortization is included in interest income.
Security transactions are recorded as of trade date. Gains and losses on sales of investments are calculated on the identified cost method for both financial reporting and federal income tax purposes.
C.   Foreign Currency Translation
The books and records of the Trust are maintained in U.S. dollars. Amounts denominated in foreign currencies are translated into U.S. dollars using current exchange rates.
Net realized gains and losses on foreign currency transactions, if any, represent, among other things, the net realized gains and losses on foreign currency exchange contracts, disposition of foreign currencies and the difference between the amount of income accrued and the U.S. dollars actually received. Further, the effects of changes in foreign currency exchange rates on investments are not segregated on the Statement of Operations from the effects of changes in the market prices of those securities, but are included with the net realized and unrealized gain or loss on investments.
D.   Federal Income Taxes
It is the Trust’s policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its net taxable income and net realized capital gains, if any, to its shareowners. Therefore, no provision for federal income taxes is required. As of April 30, 2020, the Trust did not accrue any interest or penalties with respect to uncertain tax positions, which, if applicable, would be recorded as an income tax expense on the Statement of Operations. Tax returns filed within the prior three years remain subject to examination by federal and state tax authorities.
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The amount and character of income and capital gain distributions to shareowners are determined in accordance with federal income tax rules, which may differ from U.S. GAAP. Distributions in excess of net investment income or net realized gains are temporary over distributions for financial statement purposes resulting from differences in the recognition or classification of income or distributions for financial statement and tax purposes. Capital accounts within the financial statements are adjusted for permanent book/tax differences to reflect tax character, but are not adjusted for temporary differences.
The tax character of current year distributions payable will be determined at the end of the current taxable year. The tax character of distributions paid during the year ended April 30, 2020 was as follows:

2020
Distributions paid from:
Ordinary income	$9,799,361
Total	$9,799,361

The following shows the components of distributable earnings (losses) on a federal income tax basis at April 30, 2020:

2020
Distributable earnings/(losses):
Undistributed ordinary income	$1,146,226
Capital loss carryforward	(42,665,300)
Unrealized depreciation	(24,296,140)
Total	$(65,815,214)

The difference between book-basis and tax-basis unrealized depreciation is primarily attributable to the realization for tax purposes of unrealized gains on investments in passive foreign investment companies, the book/tax differences in the accrual of income on securities in default, the difference between book and tax amortization methods and discounts on fixed income securities.
E.    Risks
At times, the Trust’s investments may represent industries or industry sectors that are interrelated or have common risks, making the Trust more susceptible to any economic, political, or regulatory developments or other risks affecting those industries and sectors. The Trust’s investments in foreign markets and countries with limited developing markets may subject the Trust to a greater degree of risk than investments in a developed market. These risks include disruptive political or economic conditions and the imposition of adverse governmental laws or currency exchange restrictions.
Pioneer Diversified High Income Trust | Semiannual Report | 10/31/20 57

The value of securities held by the Trust may go up or down, sometimes rapidly or unpredictably, due to general market conditions, such as real or perceived adverse economic, political or regulatory conditions, inflation, changes in interest rates, lack of liquidity in the bond markets or adverse investor sentiment. In the past several years, financial markets have experienced increased volatility, depressed valuations, decreased liquidity and heightened uncertainty. These conditions may continue, recur, worsen or spread. A general rise in interest rates could adversely affect the price and liquidity of fixed income securities and could also result in increased redemptions from the Trust.
The Trust invests in below investment grade (“high yield”) debt securities, floating rate loans and insurance-linked securities. The Trust may invest in securities and other obligations of any credit quality, including those that are rated below investment grade, or are unrated but are determined by the Adviser to be of equivalent credit quality. Below investment grade securities are commonly referred to as “junk bonds” and are considered speculative with respect to the issuer’s capacity to pay interest and repay principal. Below investment grade securities, including floating rate loans, involve greater risk of loss, are subject to greater price volatility, and may be less liquid and more difficult to value, especially during periods of economic uncertainty or change, than higher rated debt securities.
Certain securities in which the Trust invests, including floating rate loans, once sold, may not settle for an extended period (for example, several weeks or even longer). The Trust will not receive its sale proceeds until that time, which may constrain the Trust’s ability to meet its obligations. The Trust may invest in securities of issuers that are in default or that are in bankruptcy. The value of collateral, if any, securing a floating rate loan can decline or may be insufficient to meet the issuer’s obligations or may be difficult to liquidate. No active trading market may exist for many floating rate loans, and many loans are subject to restrictions on resale. Any secondary market may be subject to irregular trading activity and extended settlement periods. The Trust’s investments in certain foreign markets or countries with limited developing markets may subject the Trust to a greater degree of risk than in a developed market. These risks include disruptive political or economic conditions and the possible imposition of adverse governmental laws or currency exchange restrictions.
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The Trust’s investments, payment obligations and financing terms may be based on floating rates, such as LIBOR (London Interbank Offered Rate). Plans are underway to phase out the use of LIBOR by the end of 2021. There remains uncertainty regarding the nature of any replacement rate and the impact of the transition from LIBOR on the trust, issuers of instruments in which the trust invests, and financial markets generally.
The Trust may invest a significant amount of its total assets in illiquid securities. Illiquid securities are securities that the Trust reasonably expects cannot be sold or disposed of in the current market in seven calendar days or less without the sale or disposition significantly changing the market value of the securities.
With the increased use of technologies such as the Internet to conduct business, the Trust is susceptible to operational, information security and related risks. While the Trust’s Adviser has established business continuity plans in the event of, and risk management systems to prevent, limit or mitigate, such cyber-attacks, there are inherent limitations in such plans and systems including the possibility that certain risks have not been identified. Furthermore, the Trust cannot control the cybersecurity plans and systems put in place by service providers to the Trust such as Brown Brothers Harriman & Co., the Trust’s custodian and accounting agent, American Stock Transfer & Trust Company (“AST”), the Trust’s transfer agent. In addition, many beneficial owners of Trust shares hold them through accounts at broker-dealers, retirement platforms and other financial market participants over which neither the Trust nor Amundi exercises control. Each of these may in turn rely on service providers to them, which are also subject to the risk of cyber-attacks. Cybersecurity failures or breaches at Amundi or the Trust’s service providers or intermediaries have the ability to cause disruptions and impact business operations potentially resulting in financial losses, interference with the Trust’s ability to calculate its net asset value, impediments to trading, the inability of Trust shareowners to effect share purchases or redemptions or receive distributions, loss of or unauthorized access to private shareowner information and violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, or additional compliance cost. Such costs and losses may not be covered under any insurance. In addition, maintaining vigilance against cyber-attacks may involve substantial costs over time, and system enhancements may themselves be subject to cyber-attacks.
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COVID-19
The respiratory illness COVID-19 caused by a novel coronavirus has resulted in a global pandemic and major disruption to economies and markets around the world, including the United States. Financial markets have experienced extreme volatility and severe losses, and trading in many instruments has been disrupted. Liquidity for many instruments has been greatly reduced for periods of time. Some interest rates are very low and in some cases yields are negative. Some sectors of the economy and individual issuers have experienced particularly large losses. These circumstances may continue for an extended period of time, and may continue to affect adversely the value and liquidity of the Trust’s investments. The ultimate economic fallout from the pandemic, and the long-term impact on economies, markets, industries and individual issuers, are not known. Governments and central banks, including the Federal Reserve in the U.S., have taken extraordinary and unprecedented actions to support local and global economies and the financial markets. The impact of these measures, and whether they will be effective to mitigate the economic and market disruption, will not be known for some time.
F.    Restricted Securities
Restricted Securities are subject to legal or contractual restrictions on resale. Restricted securities generally are resold in transactions exempt from registration under the Securities Act of 1933. Private placement securities are generally considered to be restricted except for those securities traded between qualified institutional investors under the provisions of Rule 144A of the Securities Act of 1933.
Disposal of restricted investments may involve negotiations and expenses, and prompt sale at an acceptable price may be difficult to achieve. Restricted investments held by the Funds at October 31, 2020 are listed in the Schedule of Investments.
G.   Insurance-Linked Securities (“ILS”)
The Trust invests in ILS. The Trust could lose a portion or all of the principal it has invested in an ILS, and the right to additional interest or dividend payments with respect to the security, upon the occurrence of one or more trigger events, as defined within the terms of an insurance-linked security. Trigger events, generally, are hurricanes, earthquakes, or other natural events of a specific size or magnitude that occur in a designated geographic region during a specified time period, and/or that involve losses or other metrics that exceed a specific amount. There is no way to accurately predict whether a trigger event will occur, and accordingly, ILS carry significant risk. The Trust is entitled to receive principal, and interest
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and/or dividend payments so long as no trigger event occurs of the description and magnitude specified by the instrument. In addition to the specified trigger events, ILS may expose the Trust to other risks, including but not limited to issuer (credit) default, adverse regulatory or jurisdictional interpretations and adverse tax consequences.
The Trust’s investments in ILS may include event-linked bonds. ILS also may include special purpose vehicles (“SPVs”) or similar instruments structured to comprise a portion of a reinsurer’s catastrophe-oriented business, known as quota share instruments (sometimes referred to as reinsurance sidecars), or to provide reinsurance relating to specific risks to insurance or reinsurance companies through a collateralized instrument, known as collateralized reinsurance. Structured reinsurance investments also may include industry loss warranties (“ILWs”). A traditional ILW takes the form of a bilateral reinsurance contract, but there are also products that take the form of derivatives, collateralized structures, or exchange-traded instruments.
Where the ILS are based on the performance of underlying reinsurance contracts, the Trust has limited transparency into the individual underlying contracts, and therefore must rely upon the risk assessment and sound underwriting practices of the issuer. Accordingly, it may be more difficult for the Adviser to fully evaluate the underlying risk profile of the Trust’s structured reinsurance investments, and therefore the Trust’s assets are placed at greater risk of loss than if the Adviser had more complete information. Structured reinsurance instruments generally will be considered illiquid securities by the Trust. These securities may be difficult to purchase, sell or unwind. Illiquid securities also may be difficult to value. If the Trust is forced to sell an illiquid asset, the Trust may be forced to sell at a loss.
H.   Purchased Options
The Trust may purchase put and call options to seek to increase total return. Purchased call and put options entitle the Trust to buy and sell a specified number of shares or units of a particular security, currency or index at a specified price at a specific date or within a specific period of time. Upon the purchase of a call or put option, the premium paid by the Trust is included on the Statement of Assets and Liabilities as an investment. All premiums are marked-to-market daily, and any unrealized appreciation or depreciation is recorded on the Trust’s Statement of Operations. As the purchaser of an index option, the Trust has the right to receive a cash payment equal to any depreciation in the value of the index below the strike price of the option (in the case of a put) or equal to any
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appreciation in the value of the index over the strike price of the option (in the case of a call) as of the valuation date of the option. Premiums paid for purchased call and put options which have expired are treated as realized losses on investments on the Statement of Operations. Upon the exercise or closing of a purchased put option, the premium is offset against the proceeds on the sale of the underlying security or financial instrument in order to determine the realized gain or loss on investments. Upon the exercise or closing of a purchased call option, the premium is added to the cost of the security or financial instrument. The risk associated with purchasing options is limited to the premium originally paid.
The average market value of purchased options contracts open during the six months ended October 31, 2020, was $34,883. Open purchased options at October 31, 2020, are listed in the Schedule of Investments.
I.    Option Writing
The Trust may write put and covered call options to seek to increase total return. When an option is written, the Trust receives a premium and becomes obligated to purchase or sell the underlying security at a fixed price, upon the exercise of the option. When the Trust writes an option, an amount equal to the premium received by the Trust is recorded as “Written options outstanding” on the Statement of Assets and Liabilities and is subsequently adjusted to the current value of the option written. Premiums received from writing options that expire unexercised are treated by the Trust on the expiration date as realized gains from investments on the Statement of Operations. The difference between the premium and the amount paid on effecting a closing purchase transaction, including brokerage commissions, is also treated as a realized gain on the Statement of Operations, or, if the premium is less than the amount paid for the closing purchase transaction, as a realized loss on the Statement of Operations. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security in determining whether the Trust has realized a gain or loss. The Trust as writer of an option bears the market risk of an unfavorable change in the price of the security underlying the written option.
The average market value of written options for the six months ended October 31, 2020, was $(41,609). Open written options contracts at October 31, 2020, are listed in the Schedule of Investments.
J.    Forward Foreign Currency Exchange Contracts
The Trust may enter into forward foreign currency exchange contracts (“contracts”) for the purchase or sale of a specific foreign currency at a fixed price on a future date. All contracts are marked-to-market daily at
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the applicable exchange rates, and any resulting unrealized appreciation or depreciation is recorded in the Trust’s financial statements. The Trust records realized gains and losses at the time a contract is offset by entry into a closing transaction or extinguished by delivery of the currency. Risks may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of the contract and from unanticipated movements in the value of foreign currencies relative to the U.S. dollar (see Note 5).
During the six months ended October 31, 2020, the Trust had entered into various forward foreign currency exchange contracts that obligated the Trust to deliver or take delivery of currencies at specified future maturity dates. Alternatively, prior to the settlement date of a forward foreign currency exchange contract, the Trust may close out such contract by entering into an offsetting contract.
The average market value of forward foreign currency exchange contracts open during the six months ended October 31, 2020, was $(218,095). Open forward foreign currency exchange contracts outstanding at October 31, 2020, are listed in the Schedule of Investments.
K.   Credit Default Swap Contracts
A credit default swap is a contract between a buyer of protection and a seller of protection against a pre-defined credit event or an underlying reference obligation, which may be a single security or a basket or index of securities. The Trust may buy or sell credit default swap contracts to seek to increase the Trust’s income, or to attempt to hedge the risk of default on portfolio securities. A credit default swap index is used to hedge risk or take a position on a basket of credit entities or indices.
As a seller of protection, the Trust would be required to pay the notional (or other agreed-upon) value of the referenced debt obligation to the counterparty in the event of a default by a U.S. or foreign corporate issuer of a debt obligation, which would likely result in a loss to the Trust. In return, the Trust would receive from the counterparty a periodic stream of payments during the term of the contract, provided that no event of default occurred. The maximum exposure of loss to the seller would be the notional value of the credit default swaps outstanding. If no default occurs, the Trust would keep the stream of payments and would have no payment obligation. The Trust may also buy credit default swap contracts in order to hedge against the risk of default of debt securities, in which case the Trust would function as the counterparty referenced above.
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As a buyer of protection, the Trust makes an upfront or periodic payment to the protection seller in exchange for the right to receive a contingent payment. An upfront payment made by the Trust, as the protection buyer, is recorded within the “Swap contracts, at value” line item on the Statement of Assets and Liabilities. Periodic payments received or paid by the Trust are recorded as realized gains or losses on the Statement of Operations.
Credit default swap contracts are marked-to-market daily using valuations supplied by independent sources, and the change in value, if any, is recorded within the “Swap contracts, at value” line item on the Statement of Assets and Liabilities. Payments received or made as a result of a credit event or upon termination of the contract are recognized, net of the appropriate amount of the upfront payment, as realized gains or losses on the Statement of Operations.
Credit default swap contracts involving the sale of protection may involve greater risks than if the Trust had invested in the referenced debt instrument directly. Credit default swap contracts are subject to general market risk, liquidity risk, counterparty risk and credit risk. If the Trust is a protection buyer and no credit event occurs, it will lose its investment. If the Trust is a protection seller and a credit event occurs, the value of the referenced debt instrument received by the Trust, together with the periodic payments received, may be less than the amount the Trust pays to the protection buyer, resulting in a loss to the Trust. In addition, obligations under sell protection credit default swaps may be partially offset by net amounts received from settlement of buy protection credit default swaps entered into by the Trust for the same reference obligation with the same counterparty.
Certain swap contracts that are cleared through a central clearinghouse are referred to as centrally cleared swaps. All payments made or received by the Trust are pursuant to a centrally cleared swap contract with the central clearing party rather than the original counterparty. Upon entering into a centrally cleared swap contract, the Trust is required to make an initial margin deposit, either in cash or in securities. The daily change in value on open centrally cleared contracts is recorded as “Variation margin for centrally cleared swap contracts” on the Statement of Assets and Liabilities. Cash received from or paid to the broker related to previous margin movement is held in a segregated account at the broker and is recorded as either “Due from broker for swaps” or “Due to broker for swaps” on the Statement of Assets and Liabilities. The amount of cash deposited with a broker as collateral at October 31, 2020, is recorded as “Swaps collateral” on the Statement of Assets and Liabilities.
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The average market value of credit default swap contracts open during the six months ended October 31, 2020, was $(108,303). There were no open credit default swap contracts at October 31, 2020.
L.    Automatic Dividend Reinvestment Plan
All shareowners whose shares are registered in their own names automatically participate in the Automatic Dividend Reinvestment Plan (the “Plan”), under which participants receive all dividends and capital gain distributions (collectively, dividends) in full and fractional shares of the Trust in lieu of cash. Shareowners may elect not to participate in the Plan. Shareowners not participating in the Plan receive all dividends and capital gain distributions in cash. Participation in the Plan is completely voluntary and may be terminated or resumed at any time without penalty by notifying American Stock Transfer & Trust Company, the agent for shareowners in administering the Plan (the “Plan Agent”), in writing prior to any dividend record date; otherwise such termination or resumption will be effective with respect to any subsequently declared dividend or other distribution.
If a shareowner’s shares are held in the name of a brokerage firm, bank or other nominee, the shareowner can ask the firm or nominee to participate in the Plan on the shareowner’s behalf. If the firm or nominee does not offer the Plan, dividends will be paid in cash to the shareowner of record. A firm or nominee may reinvest a shareowner’s cash dividends in shares of the Trust on terms that differ from the terms of the Plan.
Whenever the Trust declares a dividend on shares payable in cash, participants in the Plan will receive the equivalent in shares acquired by the Plan Agent either (i) through receipt of additional unissued but authorized shares from the Trust or (ii) by purchase of outstanding shares on the New York Stock Exchange or elsewhere. If, on the payment date for any dividend, the net asset value per share is equal to or less than the market price per share plus estimated brokerage trading fees (market premium), the Plan Agent will invest the dividend amount in newly issued shares. The number of newly issued shares to be credited to each account will be determined by dividing the dollar amount of the dividend by the net asset value per share on the date the shares are issued, provided that the maximum discount from the then current market price per share on the date of issuance does not exceed 5%. If, on the payment date for any dividend, the net asset value per share is greater than the market value (market discount), the Plan Agent will invest the dividend amount in shares acquired in open-market purchases. There are no brokerage charges with respect to newly issued shares. However, each participant will pay a pro rata share of brokerage trading fees incurred with respect to the Plan
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Agent’s open-market purchases. Participating in the Plan does not relieve shareowners from any federal, state or local taxes which may be due on dividends paid in any taxable year. Shareowners holding Plan shares in a brokerage account may be able to transfer the shares to another broker and continue to participate in the Plan.
M.   Statement of Cash Flows
Information on financial transactions which have been settled through the receipt or disbursement of cash or restricted cash is presented in the Statement of Cash Flows. Cash as presented in the Trust’s Statement of Assets and Liabilities includes cash on hand at the Trust’s custodian bank and does not include any short-term investments.
2. Management Agreement
The Adviser manages the Trust’s portfolio. Management fees payable under the Trust’s Advisory Agreement with the Adviser are calculated daily and paid monthly at the annual rate of 0.85% of the Trust’s average daily managed assets. “Managed assets” means (a) the total assets of the Trust, including any form of investment leverage, minus (b) all accrued liabilities incurred in the normal course of operations, which shall not include any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, and/or (iii) any other means. For the six months ended October 31, 2020, the net management fee was 0.85% (annualized) of the Trust’s average daily managed assets, which was equivalent to 1.21% (annualized) of the Trust’s average daily net assets.
In addition, under the management and administration agreements, certain other services and costs, including accounting, regulatory reporting and insurance premiums, are paid by the Trust as administrative reimbursements. Included in “Due to affiliates” reflected on the Statement of Assets and Liabilities is $14,838 in management fees, administrative costs and certain other reimbursements payable to the Adviser at October 31, 2020.
3. Transfer Agent
AST serves as the transfer agent with respect to the Trust’s shares. The Trust pays AST an annual fee, as is agreed to from time to time by the Trust and AST, for providing such services.
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In addition, the Trust reimbursed the transfer agent for out-of-pocket expenses incurred by the transfer agent related to shareowner communications activities such as proxy and statement mailings, and outgoing phone calls.
4. Master Netting Agreements
The Trust has entered into an International Swaps and Derivatives Association, Inc. Master Agreement (“ISDA Master Agreement”) or similar agreement with substantially all of its derivative counterparties. An ISDA Master Agreement is a bilateral agreement between the Trust and a counterparty that governs the trading of certain Over the Counter (“OTC”) derivatives and typically contains, among other things, close-out and set-off provisions which apply upon the occurrence of an event of default and/or a termination event as defined under the relevant ISDA Master Agreement. The ISDA Master Agreement may also give a party the right to terminate all transactions traded under such agreement if, among other things, there is deterioration in the credit quality of the other party.
Upon an event of default or a termination of the ISDA Master Agreement, the non-defaulting party has the right to close-out all transactions under such agreement and to net amounts owed under each transaction to determine one net amount payable by one party to the other. The right to close out and net payments across all transactions under the ISDA Master Agreement could result in a reduction of the Trust’s credit risk to its counterparty equal to any amounts payable by the Trust under the applicable transactions, if any. However, the Trust’s right to set-off may be restricted or prohibited by the bankruptcy or insolvency laws of the particular jurisdiction to which each specific ISDA Master Agreement of each counterparty is subject.
The collateral requirements for derivatives transactions under an ISDA Master Agreement are governed by a credit support annex to the ISDA Master Agreement. Collateral requirements are generally determined at the close of business each day and are typically based on changes in market values for each transaction under an ISDA Master Agreement and netted into one amount for such agreement. Generally, the amount of collateral due from or to a counterparty is subject to threshold (a “minimum transfer amount”) before a transfer is required, which may vary by counterparty. Collateral pledged for the benefit of the Trust and/or counterparty is held in segregated accounts by the Trust’s custodian and cannot be sold, re-pledged, assigned or otherwise used while pledged. Cash that has been segregated to cover the Trust’s collateral obligations, if any, will be reported
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separately on the Statement of Assets and Liabilities as “Swaps collateral”. Securities pledged by the Trust as collateral, if any, are identified as such in the Schedule of Investments.
Financial instruments subject to an enforceable master netting agreement, such as an ISDA Master Agreement, have been offset on the Statement of Assets and Liabilities. The following charts show gross assets and liabilities of the Trust as of October 31, 2020.

	Derivative
	Assets
	Subject to	Derivatives	Non-Cash	Cash	Net Amount
	Master Netting	Available	Collateral	Collateral	of Derivative
Counterparty	Agreement	for Offset	Received (a)	Received (a)	Assets (b)
Bank of
America NA	$11,149	$(11,149)	$—	$—	$—
Bank of New York
Mellon Corp.	—	—	—	—	—
Citibank NA	5,886	—	—	—	5,886
Goldman Sachs
International	1,743	(1,743)	—	—	—
JPMorgan Chase
Bank NA	2,522	—	—	—	2,522
State Street
Bank & Trust Co.	—	—	—	—	—
Total	$21,300	$(12,892)	$—	$—	$8,408

	Derivative
	Liabilities
	Subject to	Derivatives	Non-Cash	Cash	Net Amount
	Master Netting	Available	Collateral	Collateral	of Derivative
Counterparty	Agreement	for Offset	Pledged (a)	Pledged (a)	Liabilities (c)
Bank of
America NA	$28,762	$(11,149)	$—	$—	$17,613
Bank of New York
Mellon Corp.	6,762	—	—	—	6,762
Citibank NA	—	—	—	—	—
Goldman Sachs
International	2,873	(1,743)	—	—	1,130
JPMorgan Chase
Bank NA	—	—	—	—	—
State Street
Bank & Trust Co.	—	—	—	—	—
Total	$38,397	$(12,892)	$—	$—	$25,505

(a)   The amount presented here may be less than the total amount of collateral received/pledged as the net amount of derivative assets and liabilities cannot be less than $0.
(b)   Represents the net amount due from the counterparty in the event of default.
(c)   Represents the net amount payable to the counterparty in the event of default.
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5. Additional Disclosures about Derivative Instruments and Hedging Activities
The Trust’s use of derivatives may enhance or mitigate the Trust’s exposure to the following risks:
Interest rate risk relates to the fluctuations in the value of interest-bearing securities due to changes in the prevailing levels of market interest rates.
Credit risk relates to the ability of the issuer of a financial instrument to make further principal or interest payments on an obligation or commitment that it has to the Trust.
Foreign exchange rate risk relates to fluctuations in the value of an asset or liability due to changes in currency exchange rates.
Equity risk relates to the fluctuations in the value of financial instruments as a result of changes in market prices (other than those arising from interest rate risk or foreign exchange rate risk), whether caused by factors specific to an individual investment, its issuer, or all factors affecting all instruments traded in a market or market segment.
Commodity risk relates to the risk that the value of a commodity or commodity index will fluctuate based on increases or decreases in the commodities market and factors specific to a particular industry or commodity.
The fair value of open derivative instruments (not considered to be hedging instruments for accounting disclosure purposes) by risk exposure at October 31, 2020, was as follows:

Statement of Assets and Liabilities
			Foreign
	Interest	Credit	Exchange	Equity		Commodity
	Rate Risk	Risk	Rate Risk	Risk		Risk
Assets:
Options purchased*	$—	$—	$12,892	$—	**	$—
Net unrealized
appreciation on
forward foreign
currency exchange
contracts	—	—	1,646	—		—
Total Value	$—	$—	$14,538	$—	**	$—
Liabilities:
Written options
outstanding	—	$—	31,635	—		—
Total Value	$—	$—	$31,635	$—		$—

* Reflects the market value of purchased option contracts (see Note 1G). These amounts are included in Investments in unaffiliated issuers, at value, on the Statement of Assets and Liabilities.
** Securities valued at $0.
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The effect of derivative instruments (not considered to be hedging instruments for accounting disclosure purposes) on the Statement of Operations by risk exposure at October 31, 2020, was as follows:

Statement of Operations
			Foreign
	Interest	Credit	Exchange	Equity		Commodity
	Rate Risk	Risk	Rate Risk	Risk		Risk
Net realized
gain (loss):
Options purchased*	$—	$—	$—	$—		$—
Written options	—	—	—	—		—
Forward foreign
currency exchange
contracts	—	—	(64,476)	—		—
Swap contracts	—	(166,467)	—	—		—
Total Value	$—	$(166,467)	$(64,476)	$—		$—
Change in net
unrealized
appreciation
(depreciation) on:
Options purchased**	$—	$—	$(76,329)	$—	***	$—
Written options	—	—	(9,552)	—		—
Forward foreign
currency exchange
contracts	—	—	(1,638)	—		—
Swap contracts	—	163,510	—	—		—
Total Value	$—	$163,510	$(87,519)	$—		$—

*  Reflects the net realized gain (loss) on purchased option contracts (see Note 1G). These amounts are included in Net realized gain (loss) on investments in unaffiliated issuers, on the Statements of Operations.
** Reflects the change in net unrealized appreciation (depreciation) on purchased option contracts (see Note 1G). These amounts are included in Change in net unrealized appreciation (depreciation) on investments in unaffiliated issuers, on the Statements of Operations.
*** Securities valued at $0.
6. Unfunded Loan Commitments
The Trust may enter into unfunded loan commitments. Unfunded loan commitments may be partially or wholly unfunded. During the contractual period, the Trust is obliged to provide funding to the borrower upon demand. A fee is earned by the Trust on the unfunded loan commitment and is recorded as interest income on the Statement of Operations. Unfunded loan commitments are fair valued in accordance with the valuation policy described in Footnote 1A and unrealized appreciation or depreciation, if any, is recorded on the Statement of Assets and Liabilities.
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As of October 31, 2020, the Trust had the following unfunded loan commitment outstanding:

				Unrealized
Loan	Principal	Cost	Value	Depreciation
Grupo Aeromexico, Sociedad Anonima
Bursatil De Capital Variable, Senior
Secured Tranche 1	$267,500	$264,997	$264,825	$(172)
Grupo Aeromexico, Sociedad Anonima
Bursatil De Capital Variable, DIP
Tranche 2 Term Loan	146,250	144,788	146,250	1,462
Spectacle Gary Holdings LLC	46,500	45,328	44,088	(1,240)
Total Value	$460,250	$455,113	$455,163	$50

7. Trust Shares
Transactions in shares of beneficial interest for the six months ended October 31, 2020 and the year ended April 30, 2020 were as follows:

	10/31/20	4/30/20
Shares outstanding at beginning of year	8,332,790	8,332,790
Shares outstanding at end of year	8,332,790	8,332,790

8. Credit Agreement
The Trust has entered into a Revolving Credit Facility (the “Credit Agreement”) with the Bank of Scotia. There is a $68,000,000 borrowing limit.
At October 31, 2020, the Trust had a borrowing outstanding under the credit agreement totaling $53,000,000. The interest rate charged at October 31, 2020 was 1.02%. During the six months ended October 31, 2020, the average daily balance was $49,900,524 at an average interest rate of 1.00%. Interest expense of $265,204 in connection with the credit agreement is included on the Statement of Operations.
The Trust is required to maintain 300% asset coverage with respect to amounts outstanding under the credit agreement. Asset coverage is calculated by subtracting the Trust’s total liabilities not including any bank loans and senior securities, from the Trust’s total assets and dividing such amount by the principal amount of the borrowing outstanding.
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Effective January 27, 2020, the credit agreement has been amended to include an “evergreen” facility. More specifically, the credit agreement renews on a daily basis in perpetuity. The bank may, at any time, deliver to the borrower a termination notice, which becomes effective 179 days after its date of delivery.
9. Subsequent Events
A monthly dividend was declared on November 5, 2020 from undistributed and accumulated net investment income of $0.1100 per share payable November 30, 2020, to shareowners of record on November 17, 2020.
On November 19, 2020, Amundi Pioneer Asset Management announced it will be rebranding the US business of Amundi as Amundi US effective January 1, 2021. The new brand identity will replace Amundi Pioneer, which was first adopted in July 2017 following the acquisition of Pioneer Investments by Amundi. In connection with these changes, Amundi Pioneer Asset Management. Inc., the investment adviser to the Pioneer funds, will change its name to Amundi Asset Management US, Inc. In addition, Amundi Pioneer Distributor, Inc., the Pioneer funds’ distributor, will change its name to Amundi Distributor US, Inc. The names of the Pioneer funds will not change in connection with this rebranding.
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Additional Information (unaudited)
Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that the Trust may purchase, from time to time, its shares in the open market.
Results of Shareholder Meeting
At an annual meeting held on September 16, 2020, shareholders of the Trust were asked to consider the proposal described below.
A report of the total votes cast by the Trust's shareholders follows:
Proposal 1 – To elect three Class I Trustees

Nominee	For	Withhold
Diane Durnin	3,534,612	3,776,164
Benjamin M. Friedman	3,496,112	3,814,664
Kenneth J. Taubes	3,534,612	3,776,164

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Approval of Investment Management Agreement
Amundi Pioneer Asset Management, Inc. (“APAM”) serves as the investment adviser to Pioneer Diversified High Income Trust (the “Trust”) pursuant to an investment management agreement between APAM and the Trust. In order for APAM to remain the investment adviser of the Trust, the Trustees of the Trust must determine annually whether to renew the investment management agreement for the Trust.
The contract review process began in January 2020 as the Trustees of the Trust agreed on, among other things, an overall approach and timeline for the process. Contract review materials were provided to the Trustees in March 2020, July 2020 and September 2020. In addition, the Trustees reviewed and discussed the Trust’s performance at regularly scheduled meetings throughout the year, and took into account other information related to the Trust provided to the Trustees at regularly scheduled meetings, in connection with the review of the Trust’s investment management agreement.
In March 2020, the Trustees, among other things, discussed the memorandum provided by Fund counsel that summarized the legal standards and other considerations that are relevant to the Trustees in their deliberations regarding the renewal of the investment management agreement, and reviewed and discussed the qualifications of the investment management teams for the Trust, as well as the level of investment by the Trust’s portfolio managers in the Trust. In July 2020, the Trustees, among other things, reviewed the Trust’s management fees and total expense ratios, the financial statements of APAM and its parent companies, profitability analyses provided by APAM, and analyses from APAM as to possible economies of scale. The Trustees also reviewed the profitability of the institutional business of APAM and APAM’s affiliate, Amundi Pioneer Institutional Asset Management, Inc. (“APIAM” and, together with APAM, “Amundi Pioneer”), as compared to that of APAM’s fund management business, and considered the differences between the fees and expenses of the Trust and the fees and expenses of APAM’s and APIAM’s institutional accounts, as well as the different services provided by APAM to the Trust and by APAM and APIAM to the institutional accounts. The Trustees further considered contract review materials, including additional materials received in response to the Trustees’ request, in September 2020.
At a meeting held on September 15, 2020, based on their evaluation of the information provided by APAM and third parties, the Trustees of the Trust, including the Independent Trustees voting separately, unanimously approved the renewal of the investment management agreement for another
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year. In approving the renewal of the investment management agreement, the Trustees considered various factors that they determined were relevant, including the factors described below. The Trustees did not identify any single factor as the controlling factor in determining to approve the renewal of the agreement.
Nature, Extent and Quality of Services
The Trustees considered the nature, extent and quality of the services that had been provided by APAM to the Trust, taking into account the investment objective and strategy of the Trust. The Trustees also reviewed APAM’s investment approach for the Trust and its research process. The Trustees considered the resources of APAM and the personnel of APAM who provide investment management services to the Trust. They also reviewed the amount of non-Trust assets managed by the portfolio managers of the Trust. They considered the non-investment resources and personnel of APAM that are involved in APAM’s services to the Trust, including APAM’s compliance, risk management, and legal resources and personnel. The Trustees noted the substantial attention and high priority given by APAM’s senior management to the Pioneer Fund complex. The Trustees considered the implementation and effectiveness of APAM’s business continuity plan in response to the COVID-19 pandemic.
The Trustees considered that APAM supervises and monitors the performance of the Trust’s service providers and provides the Trust with personnel (including Trust officers) and other resources that are necessary for the Trust’s business management and operations. The Trustees also considered that, as administrator, APAM is responsible for the administration of the Trust’s business and other affairs. The Trustees considered the fees paid to APAM for the provision of administration services.
Based on these considerations, the Trustees concluded that the nature, extent and quality of services that had been provided by APAM to the Trust were satisfactory and consistent with the terms of the investment management agreement.
Performance of the Trust
In considering the Trust’s performance, the Trustees regularly review and discuss throughout the year data prepared by APAM and information comparing the Trust’s performance with the performance of its peer group of funds, as classified by Morningstar, Inc. (Morningstar), and with the performance of the Trust’s benchmark index. The Trustees also regularly consider the Trust’s returns at market value relative to its peers, as well as the discount at which the Trust’s shares trade on the New York Stock Exchange compared to its net asset value per share. They also discuss the
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Trust’s performance with APAM on a regular basis. The Trustees’ regular reviews and discussions were factored into the Trustees’ deliberations concerning the renewal of the investment management agreement.
Management Fee and Expenses
The Trustees considered information showing the fees and expenses of the Trust in comparison to the management fees and expense ratios of a peer group of funds selected on the basis of criteria determined by the Independent Trustees for this purpose using data provided by Strategic Insight Mutual Fund Research and Consulting, LLC (Strategic Insight), an independent third party. The peer group comparisons referred to below are organized in quintiles. Each quintile represents one-fifth of the peer group. In all peer group comparisons referred to below, first quintile is most favorable to the Trust’s shareowners.
The Trustees considered that the Trust’s management fee (based on managed assets) for the most recent fiscal year was in the third quintile relative to the management fees paid by other funds in its Strategic Insight peer group for the comparable period. The Trustees considered that the expense ratio (based on managed assets) of the Trust’s common shares for the most recent fiscal year was in the fourth quintile relative to its Strategic Insight peer group for the comparable period.
The Trustees reviewed management fees charged by APAM and APIAM to institutional and other clients, including publicly offered European funds sponsored by APAM’s affiliates, unaffiliated U.S. registered investment companies (in a sub-advisory capacity), and unaffiliated foreign and domestic separate accounts. The Trustees also considered APAM’s costs in providing services to the Trust and APAM’s and APIAM’s costs in providing services to the other clients and considered the differences in management fees and profit margins for fund and non-fund services. In evaluating the fees associated with APAM’s and APIAM’s client accounts, the Trustees took into account the respective demands, resources and complexity associated with the Trust and other client accounts. The Trustees noted that, in some instances, the fee rates for those clients were lower than the management fee for the Trust and considered that, under the investment management agreement with the Trust, APAM performs additional services for the Trust that it does not provide to those other clients or services that are broader in scope, including oversight of the Trust’s other service providers and activities related to compliance and the extensive regulatory and tax regimes to which the Trust is subject. The Trustees also considered the entrepreneurial risks associated with APAM’s management of the Trust.
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The Trustees concluded that the management fee payable by the Trust to APAM was reasonable in relation to the nature and quality of the services provided by APAM.
Profitability
The Trustees considered information provided by APAM regarding the profitability of APAM with respect to the advisory services provided by APAM to the Trust, including the methodology used by APAM in allocating certain of its costs to the management of the Trust. The Trustees also considered APAM’s profit margin in connection with the overall operation of the Trust. They further reviewed the financial results, including the profit margins, realized by APAM and APIAM from non-fund businesses. The Trustees considered APAM’s profit margins in comparison to the limited industry data available and noted that the profitability of any adviser was affected by numerous factors, including its organizational structure and method for allocating expenses. The Trustees concluded that APAM’s profitability with respect to the management of the Trust was not unreasonable.
Economies of Scale
The Trustees considered the extent to which APAM may realize economies of scale or other efficiencies in managing and supporting the Trust. Since the Trust is a closed-end fund that has not raised additional capital, the Trustees concluded that economies of scale were not a relevant consideration in the renewal of the investment advisory agreement.
Other Benefits
The Trustees considered the other benefits that APAM enjoys from its relationship with the Trust. The Trustees considered the character and amount of fees paid or to be paid by the Trust, other than under the investment management agreement, for services provided by APAM and its affiliates. The Trustees further considered the revenues and profitability of APAM’s businesses other than the Fund business. To the extent applicable, the Trustees also considered the benefits to the Trust and to APAM and its affiliates from the use of “soft” commission dollars generated by the Trust to pay for research and brokerage services.
The Trustees considered that Amundi Pioneer is the principal U.S. asset management business of Amundi, which is one of the largest asset managers globally. Amundi’s worldwide asset management business manages over $1.7 trillion in assets (including the Pioneer Funds). The Trustees considered that APAM’s relationship with Amundi creates potential opportunities for APAM, APIAM and Amundi that derive from APAM’s relationships with the Trust, including Amundi’s ability to market
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the services of APAM globally. The Trustees noted that APAM has access to additional research and portfolio management capabilities as a result of its relationship with Amundi and Amundi’s enhanced global presence that may contribute to an increase in the resources available to APAM. The Trustees considered that APAM and the Trust receive reciprocal intangible benefits from the relationship, including mutual brand recognition and, for the Trust, direct and indirect access to the resources of a large global asset manager. The Trustees concluded that any such benefits received by APAM as a result of its relationship with the Trust were reasonable.
Conclusion
After consideration of the factors described above as well as other factors, the Trustees, including the Independent Trustees, concluded that the investment management agreement for the Trust, including the fees payable thereunder, was fair and reasonable and voted to approve the proposed renewal of the investment management agreement.
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Trustees, Officers and Service Providers

Trustees	Officers
Thomas J. Perna, Chairman	Lisa M. Jones, President and
John E. Baumgardner, Jr.	Chief Executive Officer
Diane Durnin	Mark E. Bradley, Treasurer and
Benjamin M. Friedman	Chief Financial and
Lisa M. Jones	Accounting Officer
Lorraine H. Monchak	Christopher J. Kelley, Secretary and
Marguerite A. Piret	Chief Legal Officer
Fred J. Ricciardi
Kenneth J. Taubes

Investment Adviser and Administrator
Amundi Pioneer Asset Management, Inc.
Custodian and Sub-Administrator
Brown Brothers Harriman & Co.
Legal Counsel
Morgan, Lewis & Bockius LLP
Transfer Agent
American Stock Transfer & Trust Company
Proxy Voting Policies and Procedures of the Trust are available without charge, upon request, by calling our toll free number (1-800-710-0935). Information regarding how the Trust voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is publicly available to shareowners at www.amundipioneer.com/us. This information is also available on the Securities and Exchange Commission’s web site at www.sec.gov.
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How to Contact Amundi
We are pleased to offer a variety of convenient ways for you to contact us for assistance or information.
You can call American Stock Transfer & Trust Company (AST) for:
Account Information	1-800-710-0935

Or write to AST:
For	Write to

General inquiries, lost dividend checks,	American Stock
change of address, lost stock certificates,	Transfer & Trust
stock transfer	Operations Center
6201 15th Ave.
Brooklyn, NY 11219

Dividend reinvestment plan (DRIP)	American Stock
Transfer & Trust
Wall Street Station
P.O. Box 922
New York, NY 10269-0560

Website	www.amstock.com

For additional information, please contact your investment advisor or visit our web site www.amundipioneer.com/us.
The Trust files a complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year as an exhibit to its reports on Form N-PORT. Shareowners may view the filed Form N-PORT by visiting the Commission’s web site at https://www.sec.gov.

Amundi Pioneer Asset Management, Inc.
60 State Street
Boston, MA 02109
 www.amundipioneer.com/us

Securities offered through Amundi Pioneer Distributor, Inc.
60 State Street, Boston, MA 02109
Underwriter of Pioneer Mutual Funds, Member SIPC
© 2020 Amundi Pioneer Asset Management 21398-13-1220